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Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

Up to All Outstanding Shares of Common Stock

of

PLATINUM ENERGY RESOURCES, INC.

at a Purchase Price of $1.50 Per Share

by

PACIFIC INTERNATIONAL GROUP HOLDINGS LLC
SYD GHERMEZIAN

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 24, 2011, UNLESS THE OFFER IS EXTENDED.

        Pacific International Group Holdings LLC, a Nevada limited liability company ("Pacific"), and Syd Ghermezian (together with Pacific, the "Offerors") are offering to purchase up to all of the outstanding shares of common stock, $0.0001 par value per share, including all the shares underlying the outstanding exercisable options to purchase shares of common stock ("Shares"), of Platinum Energy Resources, Inc., a Delaware corporation ("Platinum"), not currently owned by Pacific, at a price of $1.50 per Share, net to the seller in cash (subject to applicable withholding of U.S. federal, state and local taxes), without interest, upon the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer").

        There is no financing condition to the Offer. The Offer is subject to the non-waivable condition that there shall have been validly tendered and not withdrawn before the Offer expires Shares that constitute, together with the number of Shares currently owned by Pacific, at least ninety percent (90%) of the outstanding Shares (excluding Shares held in treasury) immediately prior to the expiration of the Offer. This Offer is also subject to certain other conditions described in "The Offer—Section 12—Conditions to the Offer." As of the date of this Offer to Purchase, Pacific owns approximately 60.13% of the outstanding Shares.

        The Shares are traded on the OTC Bulletin Board under the symbol "PGRI.OB." On May 25, 2011, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of the Shares was $1.50 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares in the Offer. See "The Offer—Section 6—Price Range of Shares; Dividends".

        A summary of the principal terms of the Offer appears on page 1 of this Offer to Purchase.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The Offer contains important information and you should carefully read it in its entirety before making a decision with respect to the Offer. Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer materials may be directed to BNY Mellon Shareowner Services, the Information Agent for the tender offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

        THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, AND TENDERS OF SHARES WILL NOT BE ACCEPTED FROM OR ON BEHALF OF, SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION.

Offer to Purchase Dated May 26, 2011

 IMPORTANT

        If you want to tender all or any portion of your Shares, you must do one of the following before the Offer expires at 5:00 p.m., New York City time, on June 24, 2011 (unless the Offer is extended):

  •
  If you hold certificates registered in your own name, complete and sign the related Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed (if required by Instruction 5 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to BNY Mellon Shareowner Services, the Depositary for the Offer, and either deliver the certificates for such Shares along with the Letter of Transmittal to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "The Offer—Section 3—Procedures for Tendering Shares"; or

  •
  Request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        If you want to tender Shares and the certificates evidencing your Shares are not immediately available, or you cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender such Shares by following the procedures for guaranteed delivery set forth in "The Offer—Section 3—Procedures for Tendering Shares."

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Offer to Purchase contains forward-looking statements. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks described in this Offer to Purchase as well as other risks. These factors may cause actual results to differ materially from any forward-looking statement.

        Although the Offerors believe that the expectations reflected in the forward-looking statements are reasonable, the Offerors cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Offerors nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. The Offerors are under no duty to update any of the forward-looking statements after the date of this Offer to Purchase to conform prior statements to actual results.

 TABLE OF CONTENTS

SUMMARY TERM SHEET	1
SPECIAL FACTORS	8
Background of the Offer	8
Position of the Offerors Regarding the Fairness of the Offer	11
Purpose and Structure of the Offer; The Offerors' Reasons for the Offer	13
Plans for Platinum After the Offer; Certain Effects of the Offer	14
Conduct of Platinum's Business if the Offer is Not Completed	16
Dissenters' Rights; Rule 13e-3	16
Security Ownership of Certain Beneficial Owners	18
Security Ownership with Respect to the Threshold Condition	19
Transactions and Arrangements Concerning the Shares	20
Related Party Transactions	21
Interests of Certain Persons in the Offer	21
INTRODUCTION	22
THE OFFER	24
Section 1—Terms of the Offer; Expiration Date	24
Section 2—Acceptance for Payment and Payment for Shares	25
Section 3—Procedures for Tendering Shares	26
Section 4—Withdrawal Rights	30
Section 5—Certain U.S. Federal Income Tax Considerations	31
Section 6—Price Range of Shares; Dividends	34
Section 7—Certain Information Concerning Platinum	34
Section 8—Certain Information Concerning the Offerors	36
Section 9—Source and Amount of Funds	36
Section 10—Possible Effects of the Offer on the Market for the Shares; OTC Bulletin Board Quotation and Exchange Act Registration	37
Section 11—Fees and Expenses	38
Section 12—Conditions to the Offer	38
Section 13—Certain Legal Matters	42
Section 14—Miscellaneous	43
SCHEDULE A	A-1

 SUMMARY TERM SHEET

        Pacific and Mr. Ghermezian are offering to purchase up to all of the outstanding Shares not currently owned by Pacific at a price of $1.50 per Share, net to the seller in cash (subject to applicable withholding of U.S. federal, state and local taxes), without interest. The following are some of the questions that you, as a shareholder of Platinum, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the related Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. When used in this Offer to Purchase, the terms "we", "us" and "our" refer to Pacific and Mr. Ghermezian, unless the context requires otherwise.

Who is offering to buy my securities?

        Pacific and Mr. Ghermezian are offering to buy your securities. The ultimate economic interest in Pacific is held by certain members of the Ghermezian family through their direct or indirect ownership of various entities that own Pacific. Syd Ghermezian is the Manager of Pacific. Platinum has one class of common stock and no other outstanding voting securities. As of the date of this Offer to Purchase, Pacific owns 13,593,430 Shares, or approximately 60.13% of the outstanding Shares. See "The Offer—Section 7—Certain Information Concerning Platinum" and "The Offer—Section 8—Certain Information Concerning the Offerors."

What are the classes and amounts of securities sought in the Offer?

        We are seeking to purchase up to all of Platinum's outstanding common stock (including Shares purchased through exercise of outstanding stock options, but excluding Shares held in treasury) not currently owned by Pacific.

How much are the Offerors offering to pay? What is the form of payment? Will I have to pay any fees or commissions? Is the payment subject to withholding taxes?

        We are offering to pay $1.50 per Share, net to you in cash (subject to applicable withholding of U.S. federal, state and local taxes), without interest. This Offer price represents a premium of approximately 26% when compared to $1.18 per Share, which amount is the volume weighted average sale price of the Shares during the last 45 trading days before April 21, 2011, the date upon which Pacific publicly disclosed that it had entered into letter agreements (each, a "Letter Agreement" and collectively, the "Letter Agreements") with certain stockholders of Platinum contemplating a potential going-private transaction involving Platinum at a price of not less than $1.50 per Share. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "The Offer—Section 3—Procedures for Tendering Shares." We have instructed the Depositary to assess U.S. federal withholding tax at a 10% rate on the gross proceeds paid to Non-U.S. Holders (as defined in "The Offer—Section 5—Certain U.S. Federal Income Tax Considerations") or to other holders who do not properly complete and execute a FIRPTA Affidavit (included in the Letter of Transmittal) in connection with the Offer and, if applicable, a short-form merger. In addition, payments in connection with the Offer and, if applicable, a short-form merger may be subject to backup U.S. federal income tax withholding at a rate of 28%, if certain requirements are not satisfied. See "The Offer—Section 3—Procedures for Tendering Shares" and "The Offer—Section 5—Certain U.S. Federal Income Tax Considerations."

What are the most important conditions to the Offer?

        Our obligation and right to purchase Shares at the expiration of the Offer is subject to satisfaction of, or if permitted, waiver of, several conditions, including the non-waivable condition (the "Threshold Condition") that there shall have been validly tendered and not withdrawn before the Offer expires Shares that constitute, together with the number of Shares currently owned by Pacific, at least ninety percent (90%) of the outstanding Shares (including Shares purchased through exercise of outstanding stock options, but excluding Shares held in treasury) immediately prior to the expiration of the Offer. We estimate that, based on the number of Shares outstanding as of April 13, 2011, as reported in Platinum's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the "Form 10-K"), 6,752,399 Shares not owned by us would have to be tendered in order to satisfy the Threshold Condition.

        Pacific currently holds 13,593,430, or 60.13%, of the outstanding Shares, and an additional 6,757,462, or 29.89%, of the outstanding Shares are subject to Letter Agreements with certain shareholders requiring such Shares to be tendered in the Offer. Accordingly, if the Shares subject to the Letter Agreements are tendered into the Offer as required under the Letter Agreements, Pacific will hold 20,350,892, or 90.02% of the outstanding Shares, and the Threshold Condition will be satisfied.

        If the Threshold Condition is not satisfied, we will review our options. These include extending the current Offer, doing nothing, purchasing Shares in the open market or in privately-negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with Platinum. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares.

        The Offer is not conditioned upon any antitrust or other governmental approvals, consents or clearances. The Offer is subject to several other conditions. See "The Offer—Section 12—Conditions to the Offer."

        In the event that all of the conditions to the Offer have not been satisfied or waived at the then scheduled expiration date of the Offer, we may extend the expiration date of the Offer in such increments as we may determine until the earliest to occur of (i) the satisfaction or waiver of such conditions and (ii) our determination that such conditions are not reasonably capable of being satisfied.

Do Pacific and Mr. Ghermezian have the financial resources to make payment?

        Yes. We will need $13,519,569 to purchase all Shares not currently owned by us in the Offer and an additional approximately $191,000 to pay related fees and expenses. We have had discussions with several banks about potentially obtaining financing for some or all of the Offer. We have not yet entered into any agreement with respect to any such financing and we may elect to fund the Offer entirely with our cash on hand, which includes cash and cash equivalents. Our cash and cash equivalents would provide sufficient financial resources to enable us to pay for the Shares subject to the Offer and related fees and expenses. The Offer is not contingent on securing financing from any other sources. See "The Offer—Section 9—Source and Amount of Funds."

Are Pacific and Mr. Ghermezian's financial conditions relevant to my decision to tender my Shares in the Offer?

        We do not believe our financial condition is relevant to your decision whether to tender your Shares in the Offer because:

  •
  The form of payment for the Shares is solely in cash;

  •
  The Offer is not subject to any financing condition;

  •
  Our cash on hand provides us with adequate financial resources to enable us to make all payments promptly under the Offer; and

  •
  The Offer is for all the outstanding Shares.

How long do I have to decide whether to tender in the Offer?

        You will have until 5:00 p.m., New York City time, on June 24, 2011, or such later date to which we may extend the expiration date, to tender your Shares in the Offer. Further, if you cannot deliver everything that is required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "The Offer—Section 3—Procedures for Tendering Shares."

Can the Offer be extended and how will I be notified if the Offer is extended?

        We may, in our sole discretion, extend the Offer at any time or from time to time for any reason. If we decide to extend the Offer, we will inform BNY Mellon Shareowner Services, the Depositary for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the earlier of the day we decide to extend or the date the Offer was scheduled to expire. See "The Offer—Section 1—Terms of the Offer; Expiration Date."

How do I tender my Shares?

        To tender your Shares, you must deliver the certificates evidencing your Shares, together with a completed Letter of Transmittal and any required signature guarantees, to BNY Mellon Shareowner Services, the Depositary for the Offer, not later than the time the Offer expires. If your Shares are held in street name (that is, through a broker, dealer or other nominee), the Shares can be tendered by your nominee through The Depository Trust Company ("DTC"). If you are not able to deliver any required items to the Depositary by the expiration of the Offer, you may be able to have a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three trading days. However, the Depositary must receive the missing items within that three-trading-day period after the expiration of the Offer or you will not be able to tender your Shares in the Offer. See "The Offer—Section 3—Procedures For Tendering Shares."

Until what time can I withdraw previously tendered Shares?

        You can withdraw previously tendered Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by June 24, 2011, you can withdraw them at any time after June 24, 2011 until we accept your Shares for payment. See "The Offer—Section 1—Terms of the Offer; Expiration Date."

How do I withdraw tendered Shares?

        To withdraw tendered Shares, you must deliver a written notice of withdrawal, which includes all required information, to BNY Mellon Shareowner Services, the Depositary for the Offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See "The Offer—Section 4—Withdrawal Rights."

Have you held discussions with Platinum in the last two years regarding any transaction?

        In Platinum's Form 10-Q for the fiscal quarter ended June 30, 2010, Platinum disclosed that it was in default under its Senior Credit Facility with the Bank of Texas and that it was negotiating with the Bank of Texas to avoid any possible actions of foreclosure. On August 6, 2010, Pacific made a proposal to Platinum pursuant to which (1) Pacific or an affiliate thereof would acquire Platinum's indebtedness in the approximate amount of $9.5 million to the Bank of Texas and hold it on an interest-free basis pending repayment by Platinum; and (2) Platinum would make an offering to all shareholders of rights to acquire Shares and use the proceeds thereof to repay the indebtedness held by Pacific or its affiliate. On August 11, 2010, Pacific amended its proposal to Platinum to include an alternative proposal pursuant to which (1) in substitution for the rights offering described in the August 6, 2010 proposal, Platinum could elect, in its discretion, to grant to Pacific or its affiliate the right to convert such indebtedness into a number of Shares that would result in Pacific and its affiliates holding not less than 90% of the Shares on a fully diluted basis, and (2) if, following such conversion, Pacific or its affiliate were to cause Platinum to execute a short-form merger into a wholly-owned subsidiary, the remaining shareholders of Shares would be required to receive consideration of not less than $0.50 per share in cash. On August 12, 2010, Platinum asked Pacific, and Pacific agreed, to extend the amended proposal to September 13, 2010. The proposal expired by its own terms on September 13, 2010.

        On or about March 10, 2011, Pacific entered into discussions with Tim G. Culp, the Chairman of Platinum's Board of Directors, regarding potentially entering into a letter agreement with Pacific pursuant to which Mr. Culp would agree that the Shares held by Mr. Culp personally would be tendered or would otherwise participate in a going-private transaction involving Platinum at a price per Share of not less than $1.50, and on April 21, 2011, Pacific and Mr. Culp entered into such a letter agreement. The terms of the letter agreement between Pacific and Mr. Culp are further described in "Special Factors—Background of the Offer".

        On May 17, 2011, we requested and received from Platinum the stock ledger listing the shareholders of record for Platinum. The purpose of this request was to identify additional holders of significant blocks of Shares. Other than this request, we did not have any prior discussions or communications with Platinum regarding this Offer in the last two years.

What does Platinum's Board of Directors think of the Offer?

        On May 26, 2011, without obtaining the prior approval or recommendation of Platinum's Board of Directors or any special committee of Platinum's Board of Directors, we publicly announced our intention to commence the Offer. We will promptly notify Platinum's Board of Directors of our intention so that Platinum's Board of Directors may have an opportunity to consider and evaluate our Offer. However, the consummation of the Offer does not require the approval or recommendation of Platinum's Board of Directors or any special committee. See "Introduction" and "Special Factors—Background of this Offer."

Do Pacific and Mr. Ghermezian have interests in the offer that may be different from my interests as a shareholder of Platinum?

        Yes. Our interests in the Offer (and any subsequent short-form merger under Delaware law) may present actual or potential conflicts of interest such that our interests may be different from those of shareholders being asked to sell their Shares. In particular, shareholders should be aware that our financial interests with regard to the price to be paid in the Offer (and any subsequent short-form merger under Delaware law) are generally adverse to the financial interests of the shareholders being asked to tender their Shares. Also, if you sell Shares in the Offer or your Shares are converted into a right to receive cash in any subsequent merger, you will cease to have any interest in Platinum and will not have the opportunity to participate in the future earnings or growth, if any, of Platinum. On the other hand, we will benefit from any future increase in the value of Platinum, as well as bear the burden of any future decrease in the value of Platinum. See "Special Factors—Interests of Certain Persons in the Offer."

What are Pacific's and Mr. Ghermezian's position as to the fairness of the transaction?

        We believe that the transaction is fair to Platinum's shareholders (excluding ourselves), based upon the factors set forth under "Special Factors—Position of the Offerors Regarding the Fairness of the Offer," including that the Offer price represents a premium of approximately 26% when compared to

$1.18 per Share, which amount is the volume weighted average sale price of the Shares during the last 45 trading days before April 21, 2011, the date upon which Pacific publicly disclosed that it had entered into letter agreements with certain stockholders of Platinum contemplating a potential going-private transaction involving Platinum at a price of not less than $1.50 per Share.

Why did Pacific and Mr. Ghermezian decide not to seek a report, opinion or appraisal from an outside party relating to the fairness of the consideration offered to unaffiliated shareholders of Platinum?

        For reasons otherwise described above and our own business experience in evaluating Platinum's financial condition, together with current market conditions, we believe the transaction and the Offer price are fair to Platinum's shareholders, and we did not believe it was necessary to incur the expense of obtaining a report from an outside party relating to the fairness of the Offer price.

Will the Offer be followed by a merger if all the Shares are not tendered in the Offer?

        If, after the Offer is consummated, we own at least 90% of the outstanding Shares, we will promptly cause Platinum to consummate a short-form merger under Delaware law in which all Shares held by the remaining shareholders would be converted into the right to cash equal to the same price per Share as was paid in the Offer, subject to applicable withholding of U.S. federal, state and local taxes and without interest. Pacific currently holds 13,593,430, or 60.13%, of the outstanding Shares, and an additional 6,757,462, or 29.89%, of the outstanding Shares are subject to Letter Agreements requiring such Shares to be tendered in the Offer. Accordingly, if the Shares subject to the Letter Agreements are tendered into the Offer as required under the Letter Agreements, Pacific will hold 20,350,892, or 90.02% of the outstanding Shares, and the Threshold Condition will be satisfied.

What are the U.S. federal income tax consequences of participating in the Offer or exchanging Shares in a short-form merger?

        If you are a U.S. Holder (as defined in "The Offer—Section 5—Certain U.S. Federal Income Tax Considerations"), the sale or exchange of your Shares pursuant to the Offer or a short-form merger generally will be a taxable transaction for U.S. federal income tax purposes. If you are a Non-U.S. Holder (as defined in "The Offer—Section 5—Certain U.S. Federal Income Tax Considerations"), it is unclear whether any gain realized upon the sale of your Shares pursuant to the Offer or a short-form merger will be subject to U.S. federal income tax, and we have instructed the Depositary to assess U.S. federal withholding tax at a 10% rate on the gross proceeds paid to you. See "The Offer—Section 5—Certain U.S. Federal Income Tax Considerations." Each holder of Shares is urged to consult its own tax advisors about the tax consequences to the particular holder of participating in the Offer or exchanging Shares in a short-form merger.

Following the Offer, will Platinum continue as a publicly reporting company?

        If the Offer is consummated and all Shares are validly tendered, or a sufficient number of Shares are tendered to allow us to consummate a subsequent short-form merger under Delaware law, Platinum thereafter will be a wholly-owned subsidiary of Pacific or another affiliated entity. In addition, if the purchase of Shares pursuant to the Offer results in our ownership of a majority of the Shares, we will request that Platinum's Board of Directors cause Platinum to file a Form 15 to evidence the termination of Platinum's duty to file reports pursuant to Section 15(d) of the Exchange Act as soon after the consummation of the Offer as the requirements for deregistration are met. See "The Offer—Section 10—Possible Effects of the Offer on the Market for the Shares; OTC Bulletin Board Quotation and Exchange Act Registration."

Will I have dissenters' rights?

        You will not be entitled to exercise any dissenters' rights available to you by law, unless we consummate a short-form merger, in which case dissenters' rights will be available to holders of Shares at the time of the merger who have not tendered their Shares in the Offer, demanded appraisal of their Shares and otherwise complied with the applicable statutory procedures under Delaware law. See "Special Factors—Dissenters' Rights; Rule 13e-3."

If I decide not to tender, how will the Offer affect my Shares?

        The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer.

        Depending on similar factors, Platinum may cease being required to comply with the public reporting requirements under the Exchange Act and may terminate such reporting. See "The Offer—Section 10—Possible Effects of the Offer on the Market for the Shares; OTC Bulletin Board Quotation and Exchange Act Registration."

        If the Offer and a subsequent short-form merger are consummated, untendered Shares will be converted into the right to receive cash equal to $1.50 per Share, subject to applicable withholding of U.S. federal, state and local taxes and without interest.

        If the Offer is not consummated, we will evaluate our options with respect to Platinum. These include doing nothing, purchasing Shares in the open market or privately-negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with Platinum. We cannot give assurance as to the price per Share that we may pay in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares. See "The Offer—Section 10—Possible Effects of the Offer on the Market for the Shares; OTC Bulletin Board Quotation and Exchange Act Registration."

When and how will I be paid for my tendered Shares?

        Subject to the terms and conditions of the Offer, we will pay for all Shares validly tendered and not withdrawn promptly after the expiration of the Offer. See "The Offer—Section 2—Acceptance for Payment and Payment for Shares."

        We will pay for your Shares by depositing the purchase price with BNY Mellon Shareowner Services, the Depositary for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of such Shares, a properly completed and duly executed Letter of Transmittal and any other required documents. See "The Offer—Section 2—Acceptance for Payment and Payment for Shares."

How will my employee stock options be treated in the Offer and any subsequent short-form merger?

        The Shares that may be tendered in the Offer include Shares issuable upon exercise of Platinum stock options; however, the Offer is only for Shares and not for the stock options themselves. You may exercise your vested and unexercised stock options, regardless of their exercise price per Share, in accordance with the terms of the applicable stock plan of Platinum and then tender the Shares received upon the exercise in accordance with the terms of the Offer. To tender the Shares received upon exercise, the Shares must be tendered prior to the Expiration Date by executing and delivering a Letter of Transmittal and following the instructions and procedures for tendering shareholders set forth in this

Offer to Purchase and the Letter of Transmittal. Exercises of stock options made in this manner are not revocable, regardless of whether Offer is consummated.

        We do not anticipate any holder of such stock options exercising them.

What is the market value of my Shares as of a recent date?

        On May 25, 2011, the last trading day prior to the date that we announced our intention to make the Offer, the sale price at which the Shares last traded, as reported on the OTC Bulletin Board, was $1.50 per Share. This Offer price represents a premium of approximately 26% when compared to $1.18 per Share, which amount is the volume weighted average sale price of the Shares during the last 45 trading days before April 21, 2011, the date upon which Pacific publicly disclosed that it had entered into letter agreements with certain stockholders of Platinum contemplating a potential going-private transaction involving Platinum at a price of not less than $1.50 per Share. We advise you to obtain a recent quotation or other form of valuation for the Shares in deciding whether to tender your Shares. See "The Offer—Section 6—Price Range of Shares; Dividends."

What are the principal advantages and disadvantages of the Offer?

        For unaffiliated shareholders of Platinum, the principal advantages of the Offer are that the Offer provides the opportunity for participating shareholders to obtain liquidity for their Shares on potentially more favorable terms than would otherwise be available due to the relatively illiquid trading market for the Shares. In addition, the Offer provides Platinum shareholders the opportunity to receive the Offer price in cash expeditiously.

        The principal disadvantages of the Offer for unaffiliated shareholders of Platinum are that the Shares have historically traded at higher trading levels than the Offer price and that any shareholder who tenders all of its Shares in the Offer or has its Shares converted into cash in the subsequent merger would cease to participate in the future earnings or growth, if any, of Platinum and would not benefit from increases, if any, in the value of Platinum, including any increases due to a general economic recovery. See "Special Factors—Position of the Offerors Regarding the Fairness of the Offer."

What is the relationship of Pacific and Mr. Ghermezian to Platinum?

        As a result of Pacific's ownership of approximately 60.13% of the outstanding Shares and, as manager of Pacific, Mr. Ghermezian's indirect ownership of approximately 60.13% of the outstanding Shares, we may be deemed to have control of Platinum. However, we do not have the power to direct or cause the direction of the management and policies of Platinum, we are not involved in Platinum's day-to-day operations, nor do we have material non-public information regarding Platinum.

        Al Rahmani, a member of the Board of Directors of Platinum (the "Platinum Board"), is an employee of an affiliate of Pacific. Mark Ghermezian, a member of the Platinum Board, is an employee of two affiliates of Pacific. Martin Walrath, the Chief Executive Officer of Platinum and a member the Platinum Board, is an employee of an affiliate of Pacific. Victor David Rahmanian, a member of the Platinum Board, is an employee of an affiliate of Pacific. Except as set forth above, neither Syd Ghermezian nor any of Pacific's directors and officers are directors or officers of Platinum. See "Special Factors—Interests of Certain Persons in the Offer."

Who can I call if I have questions about the Offer?

        You can call BNY Mellon Shareowner Services at (866) 277-8134 (Toll-Free). BNY Mellon Shareowner Services is acting as the Information Agent for the Offer.

        To the holders of Common Stock of Platinum Energy Resources, Inc.:

        Shareholders are urged to read this Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Shares.

 SPECIAL FACTORS

Background of the Offer

        As of May 1, 2009, Pacific owned 4,193,521, or 17.42%, of the outstanding Shares. During the period from May 2009 through September 2009, Pacific purchased 6,783,620 Shares in private secondary market sales exempt from registration at a price per share of $0.50. On June 1, 2009, Braesridge Energy LLC ("BEL"), an affiliate of Pacific, transferred to Pacific the 2,496,121 Shares that BEL previously beneficially owned. Also on June 1, 2009, Regent Ventures V LLC ("Regent"), an affiliate of Pacific, transferred to Pacific the 1,697,400 Shares that Regent previously beneficially owned. Neither BEL nor Regent has any beneficial ownership of Shares. Pacific also acquired warrants exercisable for Shares during the period from May 2009 through September 2009; however, such warrants expired by their own terms and were not exercised.

        In September 2009, we requested and received from Platinum the stock ledger listing the shareholders of record for Platinum. The purpose of this request was to identify additional holders of significant blocks of Shares.

        On December 10, 2009, we announced an offer to purchase up to all of the outstanding Shares not currently owned by Pacific, at a price of $0.50 per Share, net to the seller in cash (subject to applicable withholding of U.S. federal, state and local taxes), without interest, upon the terms and subject to the conditions specified in an Offer to Purchase dated December 10, 2009. On January 19, 2010, the tender offer expired. Holders of 90,707 Shares tendered into the tender offer before its expiration. Upon completion of the offer, Pacific held 11,246,420, or 50.9%, of the outstanding Shares.

        On January 25, 2010, Pacific entered into an agreement (the "Duncan Agreement") with Lance Duncan and entities controlled by Lance Duncan (collectively "Duncan") to acquire 178,572 Shares owned by Duncan at a price of $0.50 per Share.

        On February 17, 2010, Pacific's outside counsel was advised by Platinum that Platinum had been instructed in writing by Lance Duncan to issue 535,713 Shares to Pacific (the "Instructions"). Pacific's outside counsel was also advised by Platinum that the condition precedent to such issuance (the settlement of certain claims by Mr. Duncan against Platinum) had been met, and that such issuance would occur in the next few days. Mr. Duncan gave the Instructions to Platinum in accordance with his obligations to Pacific under the Duncan Agreement. Pursuant to the Duncan Agreement and upon the issuance to Mr. Duncan of the 535,713 Shares, Pacific purchased such Shares from Mr. Duncan at a purchase price of $0.50 per share.

        On March 5, 2010, Pacific agreed to acquire 933,130 Shares from Barry Kostiner in exchange for a cash payment in the amount of $115,000 and a mutual release of all claims arising from previous agreements between Mr. Kostiner, on the one hand, and Pacific and certain of its affiliates, on the other hand, pursuant to a Mutual Release and Settlement Agreement.

        On June 14, June 15 and June 16 2010, Pacific agreed to acquire an aggregate of 146,242 Shares from certain third parties for a cash price of $0.30 per share.

        In Platinum's Form 10-Q for the fiscal quarter ended June 30, 2010, Platinum disclosed that it was in default under its Senior Credit Facility with the Bank of Texas and that it was negotiating with the Bank of Texas to avoid any possible actions of foreclosure. On August 6, 2010, Pacific made a proposal to Platinum pursuant to which (1) Pacific or an affiliate thereof would acquire Platinum's indebtedness in the approximate amount of $9.5 million to the Bank of Texas and hold it on an interest-free basis pending repayment by Platinum; and (2) Platinum would make an offering to all shareholders of rights to acquire Shares and use the proceeds thereof to repay the indebtedness held by Pacific or its affiliate. On August 11, 2010, Pacific amended its proposal to Platinum to include an alternative proposal pursuant to which (1) in substitution for the rights offering described in the August 6, 2010 proposal,

Platinum could elect, in its discretion, to grant to Pacific or its affiliate the right to convert such indebtedness into a number of Shares that would result in Pacific and its affiliates holding not less than 90% of the Shares on a fully diluted basis, and (2) if, following such conversion, Pacific or its affiliate were to cause Platinum to execute a short-form merger into a wholly-owned subsidiary, the remaining shareholders of Shares would be required to receive consideration of not less than $0.50 per share in cash. On August 12, 2010, Platinum asked Pacific, and Pacific agreed, to extend the amended proposal to September 13, 2010. The proposal expired by its own terms on September 13, 2010.

        On November 11, 2010, pursuant to a November 4, 2010 action by written consent of Pacific in its capacity as the majority shareholder of Platinum, Platinum's Board of Directors ratified amendments to Platinum's Articles of Incorporation and Bylaws declassifying Platinum's Board of Directors and allowing individual directors to be removed by the written consent of a majority of Platinum's stockholders. On January 28, 2011, pursuant to an action by written consent of Pacific in its capacity as the majority shareholder of Platinum, William C. Glass was removed as a director of Platinum.

        In connection with Pacific's desire to effect (i) a long-form merger of an affiliate of Pacific with and into Platinum pursuant to Section 251 of the Delaware General Corporation Law (the "DGCL"), or (ii) the acquisition by Pacific of a number of Shares equal to not less than 90% of the then issued and outstanding shares of Common Stock, followed by a short-form merger of Pacific or an affiliate thereof with and into Platinum pursuant to Section 253 of the DGCL (each, a "Going-Private Transaction"), on or about March 10, 2011, Pacific entered into discussions with certain shareholders of Platinum regarding potentially entering into Letter Agreements with Pacific. Commencing on April 21, 2011, Pacific entered into Letter Agreements with the persons listed in the table below (each, a "Lock-up Shareholder" and collectively the "Lock-up Shareholders") on the dates listed next to such Lock-up Shareholders' names.

Shareholder	Date	Lock-up Shares
Tim G. Culp	April 21, 2011	1,801,581
Michael G. Cunningham	April 21, 2011	600,526
The Patrick A Gerschel Living Trust dtd 9/23/1997	April 21, 2011	592,500
Hereford Holdings, LLC	April 21, 2011	107,500
Toben A. Scott	April 21, 2011	108,495
William C. Glass	April 21, 2011	270,000
Connie J. Culp	April 21, 2011	176,331
Sam Nebenzahl	April 21, 2011	171,395
Perry J. Radoff, P.C., Profit Sharing Plan	April 21, 2011	468,730	(a)
Bradley Louis Radoff	April 21, 2011	1,200,000
Todd M. Yocham	April 21, 2011	484,548
Keren Ohr Lanoar B	May 16, 2011	625,000
Arthur W. Tifford, P.A.	May 17, 2011	104,799
Larry A. Stapp and Frances N. Stapp	May 19, 2011	28,846
Chris Bosecker	May 19, 2011	10,000
Ted Bosecker	May 19, 2011	7,211

Total Lock-up Shares:		6,757,462

(a)
On May 17, 2011, Pacific was informed that the Perry J. Radoff, P.C., Profit Sharing Plan (the "Plan") owned a total of 468,730 Shares. The sole trustee of the Plan confirmed that all 468,730 Shares are subject to the Letter Agreement between Pacific and the Plan.

        Each Letter Agreement provides that Pacific will use its commercially reasonable efforts to cause a Going-Private Transaction to occur within 80 days following the date of such Letter Agreements. In the event that a Going-Private Transaction has not occurred by the end of such 80-day period (such date, the "Going-Private Expiration Date"), Pacific has the option of extending the period by an additional 10 days. Each Letter Agreement requires the respective Lock-up Shareholder, with respect to the number of shares of Common Stock listed next to such Lock-up Shareholder's name above, to take the following actions:

            (i)  in the event that the board of directors of Platinum approves a long-form merger and submits such long-form merger to the shareholders of Platinum for approval, vote such Lock-up Shareholder's Shares in favor of such long-form merger;

           (ii)  tender such Lock-up Shareholder's Shares into any tender offer made by Pacific involving a purchase price per Share not less than $1.50 and having as a mandatory, non-waivable minimum acceptance condition that the number of Shares tendered to Pacific in such tender offer would result in Pacific holding not less than 90% of the issued and outstanding Shares; or

          (iii)  if it can be established that a sufficient number of shareholders of Platinum are prepared to sell their Shares to Pacific which would result in Pacific, immediately following the consummation of the sale of such Shares to Pacific, holding not less than 90% of the issued and outstanding Shares, sell all of the Lock-up Shareholder's Shares to Pacific for a purchase price per Share not less than $1.50 in a single private transaction occurring simultaneously with such other acquisitions of Shares by Pacific as would result in Pacific holding not less than 90% of the issued and outstanding Shares.

In the event that a Going-Private Transaction has not occurred by the Going-Private Expiration Date, each Letter Agreement (i) provides Pacific with a 30-day option to require the Shareholder to sell such Lock-up Shareholder's Shares to Pacific for a purchase price per share not less than $1.50, and (ii) provides each Shareholder with a 30-day option to require Pacific to purchase such Lock-up Shareholder's Shares from such Lock-up Shareholder for a purchase price per share not less than the $1.50.

        On May 17, 2011, Pacific acquired an aggregate of 104,799 shares of Common Stock, at a price per share of $1.50, in a private secondary market transaction that was exempt from any registration requirements under the Securities Act of 1933.

        On May 19, 2011, Pacific acquired 91,884 shares of Common Stock, at a price per share of $1.50, in a private secondary market transaction that was exempt from any registration requirements under the Securities Act of 1933. On May 20, 2011, Pacific acquired 5,000 shares of Common Stock, at a price per share of $1.50, in a private secondary market transaction that was exempt from any registration requirements under the Securities Act of 1933. On May 20, 2011, Pacific acquired 1,250 shares of Common Stock in open market purchases at a price per share of $1.50.

        On May 24, 2011, Pacific acquired 5,000 shares of Common Stock in open market purchases at a price per share of $1.50.

        On May 26, 2011, we announced that, in an effort to maximize the value of our holdings in Platinum, we would seek to acquire the remaining outstanding Shares. We have not received any third-party report, opinion or appraisal related to this Offer. We did not consult with nor did we obtain the prior approval or recommendation of Platinum's Board of Directors or any special committee of Platinum's Board of Directors before commencing this offer. To our knowledge, a majority of the directors of Platinum who are not employees of Platinum have not retained an unaffiliated representative for the purpose of representing unaffiliated shareholders in negotiating the terms of the Offer or preparing a report concerning the fairness of the Offer. To our knowledge, Platinum has not received any third-party report, opinion or appraisal related to this Offer. Notwithstanding the request for the stock ledger on May 17, 2011, we have had no contacts, meetings or negotiations with regards to the Offer or the going private transaction with Platinum or any of its directors or officers other than Tim G. Culp, Chairman of the Board, in connection with the Letter Agreement entered into between

Pacific and Mr. Culp. We unilaterally established the terms of the Offer based on our business experience and knowledge of Platinum as an existing shareholder.

        The purpose of the Offer is to acquire 100% of the outstanding Shares by first acquiring 90% or more of the outstanding Shares through the Offer and then commencing a short-form merger under Delaware law in which all Shares held by the remaining shareholders, if any, would be converted into the right to receive cash equal to the same price per Share as was paid in the Offer, subject to applicable withholding of U.S. federal, state and local taxes and without interest. We elected to make this Offer in lieu of pursuing a business combination with Platinum because negotiating and consummating a successful business combination requires significantly greater time and is accompanied by significantly greater uncertainty. Therefore, we believe this Offer presents us with the most efficient means to acquire 100% control of Platinum.

Position of the Offerors Regarding the Fairness of the Offer

        The rules of the Commission require that Pacific and Mr. Ghermezian each express its or his belief to shareholders of Platinum who are unaffiliated with either Pacific or Mr. Ghermezian as to the fairness of the transaction. We, the Offerors, individually and collectively, have determined that the Offer is fair to Platinum's shareholders (other than us).

Factors Supportive of the Offerors' Fairness Determination

        We, the Offerors, individually and collectively, believe that the transaction is fair to Platinum's shareholders (other than us). We, the Offerors, individually and collectively, base our belief on the following factors, each of which, in our judgment, supports our view as to the substantive fairness of the transaction:

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  This Offer price represents a premium of approximately 26% when compared to $1.18 per Share, which amount is the volume weighted average sale price of the Shares during the last 45 trading days before April 21, 2011, the date upon which Pacific publicly disclosed that it had entered into letter agreements with certain stockholders of Platinum contemplating a potential going-private transaction involving Platinum at a price of not less than $1.50 per Share.

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  The Offer provides the opportunity for participating shareholders to obtain liquidity for their Shares on potentially more favorable terms than would otherwise be available due to the relatively illiquid trading market for the Shares.

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  The Offer provides Platinum shareholders the opportunity to receive the Offer price in cash expeditiously. If Platinum were maintained as publicly-traded entity, Platinum shareholders only would be able to realize trading values for their Shares. Further, the Offer may provide the opportunity for Platinum's shareholders to sell their Shares without incurring all of the brokerage and other costs typically associated with market sales.

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  There are no unusual requirements or conditions to the Offer, and there is no financing condition to the Offer. Accordingly, the Offer can be consummated expeditiously to the benefit of the unaffiliated shareholders tendering their Shares.

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  The Offer price represents the purchase price we negotiated with sophisticated sellers to purchase Shares on arm's-length terms. The sophisticated sellers either were highly experienced in the oil and gas industry or were fund professionals that focused on the oil and gas industry and were willing to accept a limited premium over the then-current market price of the Shares. See "—Background to the Offer."

        In addition, we, the Offerors, individually and collectively, believe that the Offer is procedurally fair to shareholders of Platinum who are unaffiliated with us, based on the following factors:

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  Each of Platinum's unaffiliated shareholders will be able to decide whether or not to tender Shares in the Offer.

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  Unaffiliated shareholders will have sufficient time to make a decision whether to tender.

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  The Offer will remain open for 20 business days, unless extended by us.

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  If we amend the Offer to include any material additional information, we will, if necessary, allow adequate dissemination and investor response, and extend the Offer for a sufficient period to allow shareholders to consider the amended information.

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  If, after the Offer is consummated, we own at least 90% of the outstanding Shares, we will promptly cause Platinum to consummate a short-form merger under Delaware law in which all Shares held by the remaining shareholders would be converted into the right to cash equal to the same price per Share as was paid in the Offer, subject to applicable withholding of U.S. federal, state and local taxes and without interest.

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  If a short-form merger is consummated, shareholders who did not tender some or all of their respective Shares may, at that time, decline to receive the merger consideration and may exercise dissenters' rights to receive the "fair value" of their untendered Shares by following the dissenters' rights procedures under Delaware law. See "—Dissenters' Rights; Rule 13e-3."

Factors Not Supportive of Our Fairness Determination

        We, the Offerors, individually and collectively, also considered the following factors, each of which we considered negative in their considerations concerning the fairness of the terms of the transaction.

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  As to the Offer price, our financial interests are adverse to the financial interests of Platinum's shareholders unaffiliated with Pacific.

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  The Shares have historically traded at higher trading levels than the Offer price. See "—Price Range of Shares; Dividends."

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  Any shareholder who tenders all of its Shares in the Offer or has its Shares converted into cash in the subsequent merger would cease to participate in the future earnings or growth, if any, of Platinum and would not benefit from increases, if any, in the value of Platinum, including any increases due to a general economic recovery.

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  The exchange of Shares in the Offer and, if applicable, a short-form merger would generally be taxable to a U.S. Holder and may be taxable to a Non-U.S. Holder as those terms are defined in "The Offer—Section 5—Certain U.S. Federal Income Tax Considerations."

Factors Not Considered

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  In reaching our conclusion as to fairness, we, the Offerors, individually and collectively, did not consider the liquidation value or net book value of Platinum. The liquidation value was not considered because Platinum is a viable going concern and we have no plans to liquidate Platinum. Therefore, we believe that Platinum's liquidation value is irrelevant to a determination as to whether the Offer is fair to unaffiliated shareholders. Further, we did not consider net book value, which is an accounting concept, as a factor, because we believe that net book value is not a material indicator of the value of Platinum as a going concern but rather is indicative of historical costs. Platinum's net book value per Share as of December 30, 2010, calculated by dividing total shareholders' equity as of December 30, 2010 by the number of Shares outstanding as of that same date (each as reported in the Form 10-K), was $1.073.

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  We, the Offerors, individually and collectively, are not aware of any firm offers that have been made by a third-party during the past two years to acquire Platinum and in any event have no intention of selling the Shares Pacific owns. Accordingly, we did not consider third-party offers in reaching our conclusion as to fairness.

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  To our individual and collective knowledge, the Offer has not been approved by a majority of the directors of Platinum who are not employees thereof.

        Our consideration of the factors described above reflects our assessment of the fairness of the Offer price to Platinum's unaffiliated shareholders in relation to the going concern value of Platinum on a stand-alone basis.

        The foregoing discussion summarizes the material information and factors we, the Offerors, individually and collectively, considered, including factors that support as well as weigh against the Offer and is not intended to be exhaustive. In view of the variety and the amount of information considered, we did not find it practicable to, and did not, make specific assessments of, quantify, or otherwise assign relative weights to these factors in reaching our conclusion. Our view as to the fairness of the transaction to the unaffiliated shareholders of Platinum should not be construed as a recommendation to any shareholder as to whether that shareholder should tender in the Offer.

        Offer is not conditioned on receiving the approval of a majority of unaffiliated shareholders of Platinum.

Purpose and Structure of the Offer; The Offerors' Reasons for the Offer

        We are offering to purchase all of the Shares not currently owned by Pacific at $1.50 per Share, net to the seller in cash (subject to applicable withholding of U.S. federal, state and local taxes), without interest. The purpose of the Offer is to acquire as many of the issued and outstanding Shares as possible in an effort to acquire the entire equity interest in Platinum. If, after the Offer is consummated, we own at least 90% of the outstanding Shares, we will promptly cause Platinum to consummate a short-form merger under Delaware law in which all Shares held by the remaining shareholders would be converted into the right to cash equal to the same price per Share as was paid in the Offer (subject to applicable withholding of U.S. federal, state and local taxes), without interest. Under Delaware law, if we own at least 90% of the outstanding Shares, we would be able to effect a short-form merger without a vote of, or prior notice to, Platinum's Board of Directors or Platinum's shareholders.

        Pacific currently holds 13,593,430, or 60.13%, of the outstanding Shares, and an additional 6,757,462, or 29.89%, of the outstanding Shares are subject to Letter Agreements requiring such Shares to be tendered in the Offer. Accordingly, if the Shares subject to the Letter Agreements are tendered into the Offer as required under the Letter Agreements, Pacific will hold 20,350,892, or 90.02% of the outstanding Shares, and the Threshold Condition will be satisfied.

        In determining the structure of the transaction, we, the Offerors, individually and collectively, particularly considered the following:

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  A tender offer would permit us to acquire the remaining interest in Platinum that we do not currently own on an expeditious basis and provide Platinum's public shareholders with a prompt opportunity to receive cash in exchange for their Shares.

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  A tender offer followed by a short-form merger is a common means of effecting an acquisition.

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  A tender offer does not compel Platinum shareholders to sell their Shares, does not require approval by a majority of Platinum's shareholders, and the Offer will not be effected unless the Threshold Condition is satisfied by us.

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  If the short-form merger occurs, shareholders who do not tender their Shares in the Offer and who otherwise comply with applicable requirements may decline the merger consideration and exercise dissenters' rights in connection with the short-form merger under Delaware law.

        We decided to pursue the Offer because we believe that full ownership of Platinum will allow us to better be able to maximize the underlying value of Platinum. Also, we feel that private ownership of Platinum can provide stability to Platinum, which has had numerous arrivals and departures of officers and directors in the past year. In addition, we are looking to generally increase our stake in Platinum and believed that this Offer would be the most efficient and cost-effective way of doing so, in that opportunities for privately negotiated acquisitions of Shares have largely been exhausted and, as a thinly traded stock, it would be difficult to acquire large blocks of Shares through market purchases.

Plans for Platinum After the Offer; Certain Effects of the Offer

        We, the Offerors, individually and collectively, intend to hold the Shares acquired by us pursuant to the Offer. If, after the Offer is consummated, we own at least 90% of the outstanding Shares, we will promptly cause Platinum to consummate a short-form merger under Delaware law in which all Shares held by the remaining shareholders would be converted into the right to cash equal to the same price per Share as was paid in the Offer, subject to applicable withholding of U.S. federal, state and local taxes and without interest.

        Pacific currently holds 13,593,430, or 60.13%, of the outstanding Shares, and an additional 6,757,462, or 29.89%, of the outstanding Shares are subject to Letter Agreements requiring such Shares to be tendered in the Offer. Accordingly, if the Shares subject to the Letter Agreements are tendered into the Offer as required under the Letter Agreements, Pacific will hold 20,350,892, or 90.02% of the outstanding Shares, and the Threshold Condition will be satisfied.

        In the short-form merger, we will merge a wholly-owned subsidiary that we will form for the specific purpose of the merger with and into Platinum, with Platinum continuing as the surviving corporation. If a merger is undertaken, shareholders at that time will be entitled to exercise their dissenters' rights under Delaware law to receive the "fair value" of their Shares by following the dissenter's rights procedures under Delaware law.

        Except as otherwise described in this Offer to Purchase, we have no current plans, proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the short-form merger described above), reorganization or liquidation involving Platinum; (ii) any purchase, sale or transfer of a material amount of assets of Platinum; (iii) any material change in Platinum's present dividend policy; (iv) any change in Platinum's Board of Directors or management; or (v) any other material change in Platinum's corporate structure or business (other than a short-form merger, as described above).

        In connection with the Offer, we expect to review Platinum and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable after the Offer is consummated to best organize the activities of Platinum, including evaluating the current members of Platinum's Board of Directors. We expressly reserve the right to make any such changes that we deem necessary or appropriate in light of our review or in light of future developments. In addition, we regularly review acquisition opportunities and may pursue such opportunities when appropriate.

        We currently own a majority of the outstanding Shares, and are able to unilaterally elect members of Platinum's Board of Directors at an annual or special meeting of shareholders at which shareholders are entitled to vote with respect to the election of directors. As the holder of a majority of the outstanding Shares entitled to vote at an election of directors, we have the ability to remove directors from Platinum's Board of Directors without cause through a written consent. In addition, as a result of the Offer, our interest in Platinum's net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. Following the tender of all outstanding Shares or the consummation of a short-form merger, our interest in such items will increase to 100%, and we will be entitled to all benefits resulting from that interest, including all cash flow generated by Platinum's operations and any future increase in Platinum's value. Similarly, we will also bear the risk of losses generated by Platinum's operations and any decrease in the value of Platinum after acquiring all outstanding Shares.

        If all outstanding Shares are tendered or a short-form merger takes place or, as a result of the Offer, Platinum decides to terminate its duty to file reports pursuant to Section 15(d) of the Exchange Act, Platinum will no longer have any publicly-traded equity securities outstanding, and we intend to promptly cause Platinum (or make a request to Platinum's Board of Directors) to terminate Platinum's public reporting obligations with the Commission once the requirements for terminating such obligations are satisfied. Accordingly, former shareholders of Platinum will not have the opportunity to participate in the earnings and growth of Platinum after a merger and will not have any right to vote on corporate matters. Similarly, former shareholders of Platinum will not face the risk of losses generated by Platinum's operations or decline in the value of Platinum after a merger. If all outstanding Shares are tendered or a short-form merger takes place, our ownership interest in Platinum would increase from 60.13% on a fully-diluted basis to 100%. Based on Platinum's results for the fiscal year ended December 31, 2010, and assuming completion of the short-form merger, this increase would result in our beneficial interest in Platinum's net book value as of December 31, 2010 increasing by approximately $9.67 million. In addition, if Platinum were to deregister as an SEC reporting company, there would be a reduction in the publicly available information about Platinum and Platinum's executive officers and directors would no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 and the liability provisions of the Exchange Act. Likewise, if Platinum were to terminate its Exchange Act registration, its executive officers, directors and 10% stockholders would no longer be required to file reports relating to their transactions in the Shares with the SEC and would no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of the Shares would no longer be required to report their ownership under the Exchange Act. Finally, if Platinum were to terminate the registration of the Shares under the Exchange Act, certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholder meetings pursuant to Section 14(a), would no longer be applicable to Platinum.

        If all outstanding Shares are tendered or a short-form merger takes place, Pacific's ownership interest in Platinum and, as manager of Pacific, Mr. Ghermezian's indirect ownership in Platinum would increase from 60.13% on a fully-diluted basis to 100%. Based on Platinum's consolidated financial statements for the fiscal year ended December 31, 2010, the tender of all outstanding Shares or our completion of a short-form merger would result in (1) an increase of approximately $9.67 million, or 66.3%, from our existing interest in Platinum's net book value of approximately $14.59 million as of May 25, 2011, and (2) an increase of approximately $2.05 million, or 66.3%, from our existing interest in Platinum's net loss of approximately $5.13 million for the fiscal year ended December 31, 2010.

        Based on Platinum's annual report on Form 10-K for the fiscal year ended December 31, 2010, Platinum and its subsidiaries had approximately $4.84 million of net operating loss carryforwards ("NOLs") for U.S. federal income tax purposes as of December 31, 2010. The utilization of these NOLs is subject to any applicable limitations under U.S. federal income tax law, including those arising as a result of the consummation of the Offer and, if applicable, a short-form merger.

Conduct of Platinum's Business if the Offer Is Not Completed

        If the Offer is not completed because the Threshold Condition or another condition is not satisfied or because we terminate the Offer, we expect that Platinum's current management will continue to operate Platinum's business substantially as presently operated. However, we, the Offerors, individually and collectively, anticipate that if the Offer is not completed, we will reevaluate our options with respect to acquiring Shares and control of Platinum. In particular, we may consider:

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  not taking any action at that time, including not purchasing any Shares, in which case the public shareholders of Platinum would receive no cash for their Shares (except through sales in the open market) and would bear the risk that the trading price per Share could decline to a price that is less than the Offer price;

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  purchasing Shares in the open market or privately-negotiated transactions, with purchases made at either market prices at the time of purchase or privately-negotiated prices, respectively, which may be higher or lower than or the same as the Offer price;

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  making a new offer; and/or

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  attempting to negotiate a merger or other business combination with Platinum, subject to compliance with Delaware law.

        If we were to pursue any of these alternatives, it might take considerably longer for the public shareholders of Platinum to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the public shareholders of Platinum that are more or less than or the same as the Offer price.

Dissenters' Rights; Rule 13e-3

  Dissenters' Rights

        Under Delaware law, shareholders will not have dissenters' rights to payment of fair value of their Shares in connection with the Offer. However, if a short-form merger is consummated under Delaware law, each holder of Shares at the effective time of the merger will have the right under Section 262 of the DGCL and Section 262 of which is referred to herein as "DGCL §262") to exercise dissenters' rights for payment of fair value of the holder's Shares. The fair value determined by exercising dissenters' rights could be more or less than or equal to the price per Share to be paid in the short-form merger.

        The following summarizes provisions of DGCL §262 regarding dissenters' rights that would be applicable in connection with a short-form merger. This discussion is not a complete statement of law pertaining to dissenters' rights under Delaware law and is qualified in its entirety by the full text of DGCL §262, which is attached as Schedule A to this Offer to Purchase.

        Within 10 days after the effective time of the short-form merger, the surviving corporation of the short-form merger, will send notice of the effective time of the short-form merger and the availability of appraisal rights to each holder of the Shares. To exercise appraisal rights, the record holder of Shares must, within 20 days after the date the surviving corporation mails the notice referred to above, deliver a written demand for appraisal to the surviving corporation. This demand must reasonably inform the surviving corporation of the identity of the shareholder of record and that the shareholder demands appraisal of his, her, or its Shares.

        Only a record holder of the Shares is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates. Within 120 days after the effective time of the short-form merger, the surviving corporation or any shareholder that has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares. Neither the surviving company nor we will have any obligation to file such a petition. Shareholders seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

        Within 120 days after the effective time of the short-form merger, any shareholder that has complied with the requirements of DGCL §262 for exercise of appraisal of rights may make a written request to receive from the surviving corporation a statement of the total number of Shares with respect to which demands for appraisal have been received and the total number of holders of these Shares. The surviving corporation will be required to mail these statements within ten days after it receives a written request. If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the shareholders are entitled to appraisal rights. The court will appraise the Shares owned by the shareholders and determine their fair value. In determining fair value, the court may consider a number of factors, including market values of Platinum's Shares, asset values, and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment or expectation of the short-form merger. The court will also determine the amount of interest, if any, to be paid upon the value of the Shares to the shareholders entitled to appraisal.

        The value determined by the court for the Shares could be more than, less than, or the same as $1.50, and the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any shareholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorneys' fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all of the Shares entitled to appraisal.

        Any shareholder that has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the short-form merger, be entitled to vote the Shares subject to the demand for any purpose. The Shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to shareholders of record as of a date prior to the effective time.

        A shareholder will lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the short-form merger. A shareholder will also lose the right to an appraisal by delivering to the surviving corporation a written withdrawal of the shareholder's demand for an appraisal. Any attempt to withdraw that is made more than 60 days after the effective time of the short-form merger requires the surviving corporation's written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a shareholder will be entitled to receive the consideration otherwise payable pursuant to the short-form merger, without interest. The amount of cash delivered to such shareholder will be the same as in the short-form merger.

        The foregoing summary of the rights of dissenting shareholders under DGCL §262 does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights.

        The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of DGCL §262. Failure to follow the steps required by DGCL §262 for perfecting dissenters' rights may result in the loss of such rights. Shareholders who tender Shares in the Offer will not have dissenters' rights.

Rule 13e-3

        Because we hold 60.13% of the Shares, we may be deemed to be affiliates of Platinum and therefore the transactions contemplated in this Offer to Purchase may be deemed to constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Platinum and certain information relating to the fairness of the Offer, any subsequent merger that may be effected following the consummation of the Offer and the consideration offered to minority shareholders be filed with the Commission and disclosed to minority shareholders prior to consummation of the Offer and such merger. We have provided or incorporated by reference such information in this Offer to Purchase and a tender offer statement on Schedule TO and the exhibits thereto filed with the Commission.

Security Ownership of Certain Beneficial Owners

        To our knowledge, the following table summarizes the current publicly available information, as of the date of this Offer to Purchase, with respect to the Shares beneficially owned by (i) each of the directors and executive officers of Platinum, and (ii) each person (or entity) known by us to own more than 5% of the outstanding Shares (on a fully diluted basis). Beneficial ownership in this table is determined in accordance with the rules of the Commission. In computing the number of Shares beneficially owned by a person (or entity) and the percentage ownership of that person (or entity), Shares subject to stock options held by that person (or entity) that are currently exercisable or that will become exercisable within 60 days of the date of this Offer to Purchase are deemed beneficially owned and are reflected in the table. The percentages presented in the table below were calculated based upon the total Shares outstanding of 22,606,476 as of April 13, 2011, as reported in the Form 10-K.

        As previously indicated, the information concerning Platinum contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources.

Name and Address of Beneficial Owner	Shares Owned		Percent of Class**
D.B. Zwirn Special Opportunities Fund, L.P.(2)	1,625,000		6.8%
D.B. Zwirn Special Opportunities Fund, Ltd.(2)
HCM/Z Special Opportunities LLC(2)
Pacific International Holdings Group LLC(3)	13,593,430	(4)	60.1	%(4)
Syd Ghermezian(3)
Tim G. Culp	2,115,976		8.8%
William C. Glass	270,000		1.1%
Bernard Albert Lang(5)	17,250		*
Marc Berzins	—		—
Roderick McLennan	—		—
Al Rahmani	—		—
All directors and executive officers as a group (8 individuals)	2,403,226		9.9%

*
Denotes percentages of less than 1%.

**
Percentage of outstanding common stock based on 24,068,675 shares of our common stock outstanding as of May 15, 2009

(1)
Unless otherwise indicated, the business address of each of the individuals is 11490 Westheimer Rd., Suite 1000, Houston Texas, 77077.

(2)
Based upon a Statement on Schedule 13G dated September 5, 2006 filed by D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, Daniel B. Zwirn, D.B. Zwirn Special Opportunities Fund, L.P. ("Fund L.P."), D.B. Zwirn Special Opportunities Fund, Ltd. ("Fund Ltd.") and HCM/Z Special Opportunities LLC ("Opportunities LLC"), D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn may each be deemed the beneficial owner of (i) 573,750 shares of common stock owned by Fund, L.P., (ii) 932,500 shares of common stock owned by Fund, Ltd. and (iii) 118,750 shares of common stock owned by Opportunities LLC. D.B. Zwirn & Co., L.P. is the manager of each of Fund L.P., Fund Ltd. and Opportunities LLC, and, consequently, has voting control and investment discretion over the shares of common stock held by each of the Funds. Furthermore, Daniel B. Zwirn is the managing member of, and thereby controls, Zwirn Holdings, LLC, which in turn is the managing member of and, thereby, controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. The address of each of the parties is 745 Fifth Avenue, 18th Floor, New York, NY 10151, except for Fund Ltd. which has an address at P.O. Box 896, George Town, Harbour Centre, 2nd Floor, Grand Cayman, Cayman Islands, British West Indies and Opportunities LLC which has an address at Seven Mile Beach, Grand Cayman, Cayman Islands, British West Indies.

(3)
Mr. Ghermezian is manager of Pacific International Group Holdings LLC. Mr. Ghermezian's address is 9440 West Sahara, Suite 240, Las Vegas, Nevada 89117.

(4)
Pacific currently holds 13,593,430, or 60.13%, of the outstanding Shares, and an additional 6,757,462, or 29.89%, of the outstanding Shares are subject to Letter Agreements requiring such Shares to be tendered in the Offer. The number of Shares subject to the Letter Agreements, when aggregated with the number of Shares Pacific currently holds, represents 90.02% of the outstanding Shares. Accordingly, pursuant to the Letter Agreements, if Pacific were to commence a tender offer involving a purchase price per Share of not less than $1.50 and having as a mandatory, non-waivable minimum acceptance condition that the number of Shares tendered to Pacific in such tender offer would result in Pacific holding not less than 90% of the issued and outstanding Shares, the holders of the Shares subject to the Letter Agreements would be contractually required to tender such Shares to Pacific. Pacific may therefore be deemed to have beneficial ownership of the shares subject to the Letter Agreements.

(5)
Mr. Lang is the holder of options to purchase 21,000 shares of the Company's common stock, 16,500 of which have vested.

Security Ownership with Respect to the Threshold Condition

        Our obligation and right to purchase Shares at the expiration of the Offer is subject to satisfaction of, or if permitted, waiver of, several conditions, including the non-waivable Threshold Condition that there shall have been validly tendered and not withdrawn before the Offer expires Shares that constitute, together with the number of Shares currently owned by us, at least ninety percent (90%) of the outstanding Shares (excluding Shares held in treasury) immediately prior to the expiration of the Offer. We estimate that, based on the number of Shares outstanding as of April 13, 2011, as reported in the Form 10-K, 6,752,399 Shares not owned by us would have to be tendered in order to satisfy the Threshold Condition.

        Pacific currently holds 13,593,430, or 60.13%, of the outstanding Shares, and an additional 6,757,462, or 29.89%, of the outstanding Shares are subject to Letter Agreement requiring such Shares to be tendered in the Offer. Accordingly, if the Shares subject to the Letter Agreements are tendered into the Offer as required under the Letter Agreements, Pacific will hold 20,350,892, or 90.02% of the outstanding Shares, and the Threshold Condition will be satisfied.

        The following table sets forth the calculation of our estimate of the number of Shares required to be tendered to satisfy the Threshold Condition.

	As of April 12, 2011(a)
Shares outstanding (excluding Shares held in treasury)	22,606,476
Shares issuable upon exercise of outstanding stock options with an exercise price less than $1.50 per Share	21,000	(b)
Ninety percent (90%) of total number of outstanding Shares (excluding Shares held in treasury)	20,345,829
Shares owned by Pacific	13,593,430	(c)
Shares required to be tendered to satisfy the Threshold Condition	6,757,399	(c)

(a)
As reported in Platinum's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(b)
Amount is as of April 12, 2011.

(c)
Amounts are as of May 26, 2011.

        The foregoing calculation of the Shares required to be tendered to satisfy the Threshold Condition is based on information available to us as of December 31, 2010. The actual number of Shares necessary to satisfy the Threshold Condition may differ from our estimate above because the calculation will occur as of the time immediately prior to the expiration of the Offer.

Transactions and Arrangements Concerning the Shares

        In connection with Pacific's desire to effect a Going-Private Transaction, on or about March 10, 2011, Pacific entered into discussions with certain shareholders of Platinum regarding potentially entering into Letter Agreements with Pacific. Commencing on April 21, 2011, Pacific entered into Letter Agreements with the persons listed in the table below (each, a "Lock-up Shareholder" and collectively the "Lock-up Shareholders") on the dates listed next to such Lock-up Shareholders' names.

Shareholder	Date	Lock-up Shares
Tim G. Culp	April 21, 2011	1,801,581
Michael G. Cunningham	April 21, 2011	600,526
The Patrick A Gerschel Living Trust dtd 9/23/1997	April 21, 2011	592,500
Hereford Holdings, LLC	April 21, 2011	107,500
Toben A. Scott	April 21, 2011	108,495
William C. Glass	April 21, 2011	270,000
Connie J. Culp	April 21, 2011	176,331
Sam Nebenzahl	April 21, 2011	171,395
Perry J. Radoff, P.C., Profit Sharing Plan	April 21, 2011	468,730	(a)
Bradley Louis Radoff	April 21, 2011	1,200,000
Todd M. Yocham	April 21, 2011	484,548
Keren Ohr Lanoar B	May 16, 2011	625,000
Arthur W. Tifford, P.A.	May 17, 2011	104,799
Larry A. Stapp and Frances N. Stapp	May 19, 2011	28,846
Chris Bosecker	May 19, 2011	10,000
Ted Bosecker	May 19, 2011	7,211

Total Lock-up Shares:		6,757,462

(a)
On May 17, 2011, Pacific was informed that the Perry J. Radoff, P.C., Profit Sharing Plan (the "Plan") currently owned a total of 468,730 Shares. The sole trustee of the Plan confirmed that all 468,730 Shares are subject to the Letter Agreement between Pacific and the Plan.

        On May 17, May 19 and May 20, 2011, Pacific acquired an aggregate of 201,683 Shares, at a price per share of $1.50, in private secondary market transactions that were exempt from any registration requirements under the Securities Act of 1933. On May 20, 2011, Pacific acquired 1,250 Shares in open market purchases at a price per share of $1.50. On May 24, 2011, Pacific acquired 5,000 Shares in open market purchases at a price per Share of $1.50.

        Except as described above, to our knowledge, no transaction in the Shares has been effected in the past 60 days by (i) us or any of our executive officers, directors, affiliates or associates or (ii) Platinum or any of its executive officers, directors, affiliates or associates.

        Except as described in "Special Factors—Background of the Offer," no negotiations, transactions, or material contacts concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of Platinum, an election of directors of Platinum or a sale or other transfer of a material amount of Platinum's assets, has been entered into or has occurred between any of Platinum or any of its affiliates and us or, to our knowledge, between Platinum or any of its affiliates and any unaffiliated person.

        Except for Shares offered or sold pursuant to Platinum's Registration Statement on Form S-1 dated June 10, 2005, as amended and Shares offered or sold pursuant to Platinum's Registration Statement on Form S-1 dated February 14, 2008, as amended, Platinum has not, to our knowledge, made any underwritten public offering of Shares since June 10, 2005 that was either (i) registered under the Securities Act of 1933, as amended or (ii) exempt from registration under the Securities Act of 1933, as amended.

        Consummation of the Offer does not require the approval or recommendation of Platinum's Board of Directors or any special committee. We do not have any knowledge as to whether any executive officer, director, or affiliate of Platinum will make a recommendation either in support of or opposed to the Offer. However, we note that on April 21, 2011, Pacific entered into a Letter Agreement with Tim G. Culp, Platinum's Chairman of the Board, with respect to the Shares held by Mr. Culp.

        In November 2007, the Board of Directors of Platinum approved a share repurchase program to repurchase Shares in open market transactions in an amount up to $80 million, following the consummation of a business combination. Platinum and its affiliates repurchased 3,975,918 Shares and 2,554,500 Warrants during fourth quarter of 2007. No Share or Warrants were repurchased by Platinum in 2008, 2009 or 2010.

Related Party Transactions

        On April 21, 2011, Pacific entered into a Letter Agreement with Tim G. Culp, Platinum's Chairman of the Board, with respect to the Shares held by Mr. Culp.

Interests of Certain Persons in the Offer

Financial and Certain Other Interests of the Offerors

        Shareholders should be aware that we, the Offerors, individually and collectively, have certain interests that present actual or potential conflicts of interest in connection with the Offer, including that our financial interests with regard to the price per Share offered in the Offer (and any subsequent short-form merger under Delaware law) are generally adverse to the financial interests of the shareholders being asked to tender their Shares. Also, if shareholders sell Shares in the Offer or shareholders' Shares are converted into a right to receive cash in any subsequent merger, shareholders will cease to have any interest in Platinum and will not have the opportunity to participate in the future earnings or growth, if any, of Platinum. On the other hand, we will benefit from any future increase in the value of Platinum, as well as bear the burden of any future decrease in the value of Platinum.

        As a result of Pacific's ownership of approximately 60.13% of the outstanding Shares and, as manager of Pacific, Mr. Ghermezian's indirect ownership of approximately 60.13% of the outstanding Shares, we may be deemed to have control of Platinum. Pacific currently holds 13,593,430, or 60.13%, of the outstanding Shares, and an additional 6,757,462, or 29.89%, of the outstanding Shares are subject to Letter Agreements requiring such Shares to be tendered in the Offer. Accordingly, if the Shares subject to the Letter Agreements are tendered into the Offer as required under the Letter Agreements, Pacific will hold 20,350,892, or 90.02% of the outstanding Shares, and the Threshold Condition will be satisfied.

        Al Rahmani, a member of the Board of Directors of Platinum ("Platinum Board"), is an employee of an affiliate of Pacific. Mark Ghermezian, a member of the Platinum Board, is an employee of two affiliates of Pacific. Martin Walrath, the Chief Executive Officer of Platinum and a member the Platinum Board, is an employee of an affiliate of Pacific. Victor David Rahmanian, a member of the Platinum Board, is an employee of an affiliate of Pacific. Except as set forth above, neither Syd Ghermezian nor any of Pacific's directors and officers are directors or officers of Platinum.

Executive Officers and Directors of Platinum

        In connection with the Offer, we expect to review Platinum and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and evaluate the current members of Platinum's Board of Directors to determine what changes, if any, would be desirable after the Offer is consummated to best organize the activities of Platinum. We expressly reserve the right to make any such changes, including changes to Platinum's Board of Directors, that we deem necessary or appropriate in light of our review or in light of future developments.

Employee Stock Options

        We understand that, based on information reported in the Form 10-K, as of April 13, 2011, there were 22,606,476 Shares outstanding and options to purchase 21,000 Shares outstanding as of the date of this Offer to Purchase. Based on information report in the Form 10-K, as of April 13, 2011 there were outstanding options to purchase 16,000 Shares with an exercise price of less than $1.50 per Share.

INTRODUCTION

        Pacific and Mr. Ghermezian are offering to purchase up to all of the outstanding Shares, including all the Shares underlying the outstanding exercisable options to Purchase shares, not currently owned by Pacific at a price of $1.50 per Share, net to the seller in cash (subject to applicable withholding of U.S. federal, state and local taxes), without interest, upon the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal. The purpose of the Offer is to acquire as many of the issued and outstanding Shares as possible in an effort to acquire the entire equity interest in Platinum.

        Shareholders who have Shares registered in their own names and tender directly to BNY Mellon Shareowner Services, the Depositary for the Offer, will not have to pay brokerage fees or commissions. Shareholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if it charges any transaction fees. Except as set forth in the Letter of Transmittal, shareholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of BNY Mellon Shareowner Services, as the Information Agent and Depositary, incurred in connection with the Offer. See "The Offer—Section 11—Fees and Expenses."

        The Offer is conditioned upon, among other things, the non-waivable Threshold Condition that there shall have been validly tendered and not withdrawn before the Offer expires Shares that constitute, together with the number of Shares currently owned by Pacific, at least ninety percent (90%) of the outstanding Shares (excluding Shares held in treasury) immediately prior to the expiration of the Offer. This Offer is subject to certain other conditions described in "The Offer—Section 12—Conditions to the Offer." Each of the other conditions to the Offer may, to the extent permitted by applicable law, be amended or waived by us in our sole discretion and we reserve the right to terminate this Offer at any time. There is no financing condition to this Offer.

        On May 26, 2011, without obtaining the prior approval or recommendation of Platinum's Board of Directors or any special committee of Platinum's Board of Directors, we publicly announced our intention to commence the Offer. We will promptly notify Platinum's Board of Directors of our intention so that Platinum's Board of Directors may have an opportunity to consider and evaluate our Offer. However, the consummation of the Offer does not require the approval or recommendation of Platinum's Board of Directors or the Platinum Special Committee. See "Introduction" and "Special Factors—Background of the Offer."

        Platinum has one class of common stock and no other outstanding voting securities. As of the date of this Offer to Purchase, Pacific owns approximately 13,593,430 Shares, or approximately 60.13% of the outstanding Shares. As of April 13, 2011, there were 22,606,476 Shares outstanding and options to purchase 21,000 Shares outstanding as of the date of this Offer to Purchase, as reported in the Form 10-K. Based on information reported in the Form 10-K, as of April 13, 2011, there were outstanding options to purchase 16,000 Shares with an exercise price of less than $1.50 per Share.

        Based on the foregoing, we estimate that, as of April 13, 2011, ninety percent (90%) of the Shares outstanding is approximately 20,345,829 Shares. Accordingly, we believe that the Threshold Condition would be satisfied if 6,757,399 Shares are validly tendered pursuant to the Offer and not withdrawn. The actual number of Shares necessary to satisfy the Threshold Condition may be different than this estimate.

        If the Threshold Condition is satisfied and the Offer is consummated, we will own Shares that constitute at least ninety percent (90%) of the outstanding Shares (excluding Shares held in treasury) when combined with the Shares that Pacific currently owns. Pacific currently holds 13,593,430, or 60.13%, of the outstanding Shares, and an additional 6,757,462, or 29.89%, of the outstanding Shares are subject to Letter Agreements requiring such Shares to be tendered in the Offer. Accordingly, if the Shares subject to the Letter Agreements are tendered into the Offer as required under the Letter Agreements, Pacific will hold 20,350,892, or 90.02% of the outstanding Shares, and the Threshold Condition will be satisfied.

        If the Threshold Condition is not satisfied, we will review our options. These include extending the current Offer, doing nothing, purchasing Shares in the open market or in privately-negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with Platinum. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares.

        This Offer to Purchase includes forward-looking statements. These forward-looking statements include, among others, statements concerning our plans with respect to the acquisition of the Shares and Platinum, our outlook for the future, other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar projections, as well as any facts or assumptions underlying these statements or projections. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Except as required by applicable law, we undertake no obligation to update any forward-looking statements or to release publicly the results of any revisions to forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

        Except as otherwise set forth herein, the information concerning Platinum contained in this Offer to Purchase, including, without limitation, financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources.

        This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, Platinum's shareholders.

THE OFFER

Section 1—Terms of the Offer; Expiration Date

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares validly tendered and not withdrawn by the Expiration Date in accordance with the procedures set forth in "—Section 4—Withdrawal Rights." The term "Expiration Date" means 5:00 p.m., New York City time, on June 24, 2011, unless we have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by us, shall expire.

        We may waive any or all of the conditions to our obligation and right to purchase Shares pursuant to the Offer, except for the Threshold Condition. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, we may elect to (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn, or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended. See "—Section 12—Conditions to the Offer."

        We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. We acknowledge that (i) the Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) we may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the events specified in "—Section 12—Conditions to the Offer" without extending the period of time during which the Offer is open.

        We have the right to extend the Offer beyond the Expiration Date for any of the following reasons: (i) from time to time if, at the Expiration Date, any of the conditions to the Offer have not been satisfied or waived; or (ii) for any period required by any rule, regulation, interpretation or position of the Commission or any period required by or advisable under applicable law.

        In the event that all of the conditions to the Offer have not been satisfied or waived at the then scheduled Expiration Date of the Offer, we may extend the expiration date of the Offer in such increments as we may determine until the earliest to occur of (i) the satisfaction or waiver of such conditions and (ii) the determination that such conditions are not reasonably capable of being satisfied.

        We will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all the conditions to the Offer are satisfied or waived on the Expiration Date. Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the earlier of (i) the day that we decide to extend or (ii) the previously scheduled Expiration Date. Subject to applicable law and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

        If we are delayed in making payment for the Shares or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in "—Section 4—Withdrawal Rights." However, our ability to delay the payment for Shares which we have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that, as a general rule, an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to shareholders and that, if material changes are made with respect to information not materially less significant than the Offer price and the number of Shares being sought, a minimum of 10 business days may be required to allow for adequate dissemination to shareholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, we increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

        We will request Platinum's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Platinum's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

Section 2—Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the Expiration Date. If we desire to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1 of the Exchange Act, we will otherwise extend the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of

(i) the certificates evidencing such Shares (the "Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC (a "Book-Entry Confirmation") pursuant to the procedures set forth in "—Section 3—Procedures For Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary, as agent for the tendering shareholders, of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from us and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer price for Shares be paid, regardless of any delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in "—Section 3—Procedures For Tendering Shares," such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

        If, on or prior to the Expiration Date, we shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered, accepted for payment or paid for prior to such increase in consideration.

        We reserve the right to transfer or assign, in whole or, from time to time, in part, to one or more of our affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 3—Procedures for Tendering Shares

        Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal) any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term "Agent's Message" means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Book-Entry Transfer

        The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be made through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees

        No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery

        If a shareholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i)  such tender is made by or through an Eligible Institution;

         (ii)  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we provide, is received prior to the Expiration Date by the Depositary as provided below; and

        (iii)  the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer.

        The method of delivery of Certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Determination of Validity

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any particular Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, or any waiver thereof, or incur any liability for failure to give any such notification or for any such determination.

U.S. Federal Withholding Tax

        We have instructed the Depositary to assess U.S. federal withholding tax equal to 10% of the gross proceeds paid to a tendering holder with respect to a sale of Shares pursuant to the Offer or an exchange of Shares pursuant to a short-form merger if such holder is a Non-U.S. Holder (as defined under "—Section 5—Certain U.S. Federal Income Tax Considerations"). Other holders may avoid the imposition of this tax by properly completing and signing the FIRPTA Affidavit included as part of the Letter of Transmittal certifying, among other things, such holder's taxpayer identification number ("TIN"), that such holder is not a foreign person and such holder's address. Amounts withheld generally would be creditable against a holder's U.S. federal income tax liability, and, if in excess thereof, a refund generally could be obtained from the Internal Revenue Service ("IRS") by filing a U.S. federal income tax return. Each holder of Shares is urged to consult its own tax advisors about the tax consequences to the particular holder of participating in the Offer or exchanging Shares pursuant to a short-form merger. See "—Section 5—Certain U.S. Federal Income Tax Considerations."

Backup Withholding Requirements

        Under the backup withholding provisions of U.S. federal income tax law, the Depositary may be required to withhold 28% of the payments made to a holder in connection with the Offer or a short-form merger. In order to prevent backup withholding with respect to payments to U.S. Holders (as defined under "—Section 5—Certain U.S. Federal Income Tax Considerations"), each U.S. Holder must provide the Depositary with such U.S. Holder's correct TIN and certify that such U.S. Holder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish that such U.S. Holder is not subject to backup withholding. Certain U.S. Holders (including, among others, all corporations) are not subject to backup withholding, provided that they demonstrate this fact and otherwise comply with applicable requirements of the backup withholding rules. If a U.S. Holder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the U.S. Holder, and the payment of cash to the U.S. Holder pursuant to the Offer may be subject to backup withholding. Non-U.S. Holders (as defined under "—Section 5—Certain U.S. Federal Income Tax Considerations") should complete and sign an applicable Form W-8 (a copy of which may be obtained from the Depositary), or otherwise establish that such Non-U.S. Holder is not subject to backup withholding, in order to avoid backup withholding.

Other Requirements

        By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints our designees as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by us (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Our designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of Platinum's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares, we must be able to exercise full voting rights with respect to such Shares.

        Our acceptance for payment of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Stock Options

        The Shares that may be tendered in the Offer include Shares issuable upon exercise of Platinum stock options; however, the Offer is only for Shares and not for the stock options themselves. If you hold vested and unexercised stock options and you wish to participate in the Offer, you may exercise your vested and unexercised stock options, regardless of their exercise price per Share, in accordance with the terms of the applicable stock plan of Platinum and then tender the Shares received upon the exercise in accordance with the terms of the Offer. To tender the Shares received upon exercise, the Shares must be tendered prior to the Expiration Date by executing and delivering a Letter of Transmittal and following the instructions and procedures for tendering shareholders set forth in this Offer to Purchase and the Letter of Transmittal. Exercises of stock options made in this manner are not revocable, regardless of whether Offer is consummated.

        Following consummation of the Offer, if we own at least 90% of the outstanding Shares, we will promptly cause Platinum to consummate a short-form merger under Delaware law in which all Shares held by the remaining shareholders would be converted into the right to cash equal to the same price per Share as was paid in the Offer, subject to applicable withholding of U.S. federal, state and local taxes and without interest. If holders of stock options do not exercise their stock options prior to the expiration of the Offer, such holders will be entitled to exercise their stock options after expiration of the Offer but before consummation of a short-form merger. Upon consummation of a short-form merger, all Shares held by the remaining shareholders (including Shares issued upon exercise of stock options) will be converted into the right to cash equal to the same price per Share as was paid in the Offer, subject to applicable withholding of U.S. federal, state and local taxes and without interest.

        Upon tender of all the outstanding Shares or upon consummation of the short-form merger, any unvested stock options granted under the Platinum Energy Resources, Inc. 2006 Long-Term Incentive Plan will vest and become immediately exercisable. We do not anticipate any holder of such stock options exercising them.

Section 4—Withdrawal Rights

        Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the initial Expiration Date and, unless theretofore accepted for payment by us pursuant to the Offer, may also be withdrawn at any time after June 24, 2011. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "—Section 3—Procedures For Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures.

        Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in "—Section 3—Procedures For Tendering Shares" at any time prior to the Expiration Date or during a subsequent offering period if the Offer is amended to provide for one.

        None of us, the Depositary, the Information Agent or any other person will be under a duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Section 5—Certain U.S. Federal Income Tax Considerations

        The following is a summary of the material U.S. federal income tax considerations of the Offer and, if applicable, a short-form merger relevant to U.S. Holders, Non-U.S. Holders (each as defined below) and Platinum. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and to differing interpretations, which could result in U.S. federal income tax considerations different from those summarized below. No rulings have been sought or are expected to be sought from the IRS with respect to any of the tax considerations discussed below, and no assurance can be given that the IRS will not take contrary positions. This summary applies only to U.S. Holders and Non-U.S. Holders that hold Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, or to certain types of holders (including, without limitation, financial institutions, real estate investment trusts, regulated investment companies, insurance companies, partnerships and other pass-through entities, U.S. expatriates, holders subject to the alternative maximum tax under the Code, tax-exempt organizations, brokers or dealers in securities or holders whose functional currency is not the U.S. dollar) that may be subject to special rules. This summary does not address the U.S. federal income tax consequences of an exercise of employee stock options in advance of a sale of Shares or the effect of any U.S. federal estate or gift tax laws or any state, local, non-U.S. or other tax laws.

        For purposes of this summary, a U.S. Holder is a beneficial owner of Shares that tenders Shares accepted for payment pursuant to the Offer, or exchanges Shares for cash pursuant to a short-form merger, and is: (i) an individual who is a U.S. citizen or resident for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof, the District of Columbia or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes. A Non-U.S. Holder is a beneficial owner of Shares that tenders Shares accepted for payment pursuant to the Offer, or exchanges Shares for cash pursuant to a short-form merger, and that is not a U.S. Holder or a partnership or other pass-through entity. If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of tendering Shares for cash in the Offer or exchanging Shares for cash pursuant to a short-form merger.

        EACH HOLDER OF SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER AND, IF APPLICABLE, A SHORT-FORM MERGER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

U.S. Holders

Sale of Shares

        A U.S. Holder's receipt of cash for Shares pursuant to the Offer or, if applicable, a short-form merger generally will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. Holder that sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to a short-form merger generally will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged in a short-form merger. Gain or loss must be determined separately for each block of Shares sold pursuant to the Offer or exchanged pursuant to a short-form merger (for example, Shares acquired at the same cost in a single transaction). Such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held such Shares for more than one year at the time of the completion of the Offer or consummation of a short-form merger (as applicable). In general, under current law, long-term capital gain of a non-corporate U.S. Holder (including an individual U.S. Holder) will be subject to a maximum U.S. federal income tax rate of 15%. There are limitations on the deductibility of capital losses.

Backup Withholding and Withholding

        Payments to a U.S. Holder in connection with the Offer or a short-form merger may be subject to backup withholding at a rate of 28%, unless such U.S. Holder (i) provides a correct TIN (which, for an individual U.S. Holder, is the U.S. Holder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide a correct TIN may be subject to penalties imposed by the IRS. U.S. Holders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the U.S. Holder's U.S. federal income tax liability, provided that the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of taxes, a refund generally may be obtained from the IRS. Each U.S. Holder is urged to consult its own tax advisor as to such U.S. Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

        To avoid potential withholding of tax pursuant to Section 1445 of the Code in an amount equal to 10% of the gross proceeds paid to a tendering holder with respect to a sale of Shares pursuant to the Offer or an exchange of Shares pursuant to a short-form merger, each holder of Shares that is a U.S. person must complete the FIRPTA Affidavit included as part of the Letter of Transmittal certifying, among other things, such holder's TIN, that such holder is not a foreign person and such holder's address. We have instructed the Depositary to withhold 10% of the gross proceeds paid to a tendering holder with respect to a sale of Shares pursuant to the Offer or an exchange of Shares pursuant to a short-form merger if such holder does not properly complete and execute a FIRPTA Affidavit. Amounts withheld generally would be creditable against a holder's U.S. federal income tax liability, and, if in excess thereof, a refund generally could be obtained from the IRS by filing a U.S. federal income tax return.

Non-U.S. Holders

Sale of Shares

        Any gain realized by a Non-U.S. Holder upon the receipt of cash for Shares pursuant to the Offer or, if applicable, a short-form merger generally will not be subject to U.S. federal income tax, unless: (i) the gain is effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States, (ii) such Non-U.S. Holder is a nonresident alien individual that will be present in the United States for 183 days or more during the taxable year of the Offer or a short-form merger (as applicable), and certain other requirements are met, or (iii) the Shares constitute a "United States real property interest" for U.S. federal income tax purposes with respect to such Non-U.S. Holder by reason of Platinum's status as a United States real property holding corporation (a "USRPHC") at any time within the shorter of the five-year period preceding the Offer or a short-form merger (as applicable) or such Non-U.S. Holder's holding period for the Shares (the "measurement period"). A Non-U.S. Holder that is a corporation and whose gain is effectively connected with the conduct of a trade or business within the United States also may be subject to a branch profits tax at a 30% rate (or such lower rate specified by an applicable income tax treaty).

        Platinum has not disclosed in its public filings that it is or has been a USRPHC. If Platinum is or has been a USRPHC, a Non-U.S. Holder generally would not be subject to U.S. federal income tax if (i) such Non-U.S. Holder has been treated for U.S. federal income tax purposes as holding 5% or less (by value) of Platinum's common stock during the measurement period, and (ii) Platinum's common stock is treated as regularly traded on an established securities market for purposes of the USRPHC rules. It is unclear whether Platinum's common stock is so treated. Accordingly, we have instructed the Depositary to assess U.S. federal withholding tax equal to 10% of the gross proceeds paid to a tendering holder with respect to a sale of Shares pursuant to the Offer or an exchange of Shares pursuant to a short-form merger if such holder is a Non-U.S. Holder. Amounts withheld generally would be creditable against a holder's U.S. federal income tax liability, and, if in excess thereof, a refund generally could be obtained from the IRS by filing a U.S. federal income tax return. Each Non-U.S. Holder is urged to consult its own tax advisor about the tax consequences to the particular holder of participating in the Offer or exchanging Shares pursuant to a short-form merger.

Backup Withholding

        Payments to a Non-U.S. Holder in connection with the Offer or a short-form merger may be subject to backup withholding at a rate of 28%, unless such Non-U.S. Holder furnishes the required certification as to its non-U.S. status by providing the applicable Form W-8 (a copy of which can be obtained from the Depositary) or by otherwise establishing that such Non-U.S. Holder is not subject to backup withholding. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against such Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of taxes, a refund generally may be obtained from the IRS. Each Non-U.S. Holder is urged to consult its own tax advisor as to such Non-U.S. Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Platinum

        Neither Platinum nor any of its subsidiaries generally will recognize any income or gain as a result of the consummation of the Offer and, if applicable, a short-form merger consummated in the manner described above in "—Plans for Platinum After the Offer; Certain Effects of the Offer."

Section 6—Price Range of Shares; Dividends

        The Shares are traded on the over-the-counter market and are quoted on the OTC Bulletin Board under the symbol "PGRI.OB."

Calendar Year	High	Low
2009:
First Quarter	$0.85	$0.36
Second Quarter	$1.01	$0.26
Third Quarter	$0.75	$0.25
Fourth Quarter	$0.73	$0.30
2010:
First Quarter	$1.03	$0.43
Second Quarter	$1.01	$0.43
Third Quarter	$0.55	$0.28
Fourth Quarter	$0.64	$0.36
2011:
First Quarter	$1.65	$0.49
Second Quarter (through May 25 2011)	$1.70	$1.10

        As reported by the OTC Bulletin Board, the last sale price for the Shares was $1.50 per Share, which was the sale price at which the Shares last traded on May 25, 2011.

        Platinum has never paid dividends on its Shares. Under the terms of Platinum's revolving line of credit agreement, Platinum may not declare any dividends without the lending bank's consent.

        Shareholders are urged to obtain a current market quotation or other form of valuation for the Shares.

Section 7—Certain Information Concerning Platinum

General

        Platinum considers itself to be in two lines of business as follows:

          (1)   Oil and gas division operations, which had, as of April 13, 2011, approximately 37,000 acres under lease in relatively long-lived fields with well-established production histories. Platinum's properties are concentrated primarily in the Gulf Coast region in Texas, the Permian Basin in Texas and New Mexico and the Fort Worth Basin in Texas; and

          (2)   Engineering and construction services primarily for three types of clients: (i) upstream oil and gas, domestic oil and gas producers and pipeline companies; (ii) industrial, petrochemical and refining plants; and (iii) infrastructure, private and public sectors, including state municipalities, cities, and port authorities.

        Platinum was incorporated in Delaware on April 25, 2005 as a blank check company for the purpose of effecting a business combination with an unidentified operating business in the global oil and natural gas industry. Platinum maintains its principal executive offices at 11490 Westheimer Road, Suite 1000, Houston, Texas 77077, telephone: (281) 649-4500.

Summary Financial Information

        Platinum's historical financial statements for the fiscal years ended December 31, 2009 and 2010 are incorporated herein by reference to Item 8 of the Form 10-K.

        The following table sets forth summary historical consolidated financial data for Platinum as of and for each of the fiscal years ended December 31, 2010 and 2009, which has been excerpted or derived from the audited financial statements contained in the Form 10-K. This data should be read in conjunction with the consolidated financial statements and other financial information contained in the Form 10-K, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Platinum with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the Commission in the manner set forth below. The financial statements included as Item 8 of the Form 10-K are hereby incorporated by reference in this Offer to Purchase. See "—Available Information" below.

	Year Ended December 31,
	2010	2009
Consolidated Balance Sheet Data (end of period):
Current Assets	$8,367,889	$13,438,847
Non-Current Assets	44,730,783	50,934,379
Total assets	53,098,672	64,373,226
Current liabilities	8,046,431	26,052,858
Long-term liabilities	15,690,604	10,079,907
Total liabilities	28,835,490	36,132,765
Shareholders' equity	24,263,182	28,240,461
Consolidated Statement of Operations Data:
Revenues	$20,407,474	$17,306,589
Costs and expenses	21,369,607	39,524,965
Operating (loss)	(962,133)	(22,218,376)
Other income (expense)	(2,098,566)	(13,465,700)
Provision (benefit) for income taxes	$132,690	$10,458,066
Net (loss)	(5,135,244)	(32,019,033)
Net (loss) per common share—basic and diluted(1)	(0.23)	(0.1.45)

(1)
These are estimates. The estimates are based on the following assumptions: (1) fixed charges consist only of the interest expense disclosed in Platinum's consolidated statement of operations for the respective period, and (2) the numerator of the equation used to calculate the ratio is equal to Platinum's income (loss) before income taxes for the respective period, plus Platinum's interest expense for the respective period.

        As of December 31, 2010, Platinum's net book value per Share was approximately $1.073, which was calculated by dividing Platinum's total shareholders' equity of approximately $24,263,182 by Platinum's total Shares outstanding, each as of December 31, 2010, as reported in the Form 10-K.

Available Information

        The Shares are registered under the Exchange Act. Platinum is subject to the informational filing requirements of the Exchange Act and is, therefore, required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F. Street, N.W., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Platinum's filings are also available to the public on the Commission's web site (www.sec.gov), and certain filings are also available on Platinum's web site (www.platenergy.com). Copies of such materials may also be obtained by mail from the Public Reference Room of the Commission at 100 F. Street, N.W., Washington, D.C. 20549, upon payment of the Commission's customary fees.

Incorporation by Reference

        The rules of the Commission allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. We hereby incorporate by reference each of the following documents:

SEC FILINGS	PERIOD OR DATE FILED
Annual Report of Form 10-K	Year ended December 31, 2010.
Current Reports on Form 8-K	Filed on February 2, 2011 and February 8, 2011.

        You may obtain any of the documents incorporated by reference in this document from us or from the Commission's web site at the address described above.

Section 8—Certain Information Concerning the Offerors

        Pacific is a Nevada limited liability company with its principal offices located at 9440 West Sahara Avenue, Suite 240, Las Vegas, NV 89117. The telephone number for Pacific is (702) 430-5800. Pacific's principal business is making and holding investments. Pacific has not been (i) convicted in a criminal proceeding during the last five years, (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction or (iii) subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding of any violation with respect to such laws.

        As of the date of this Offer to Purchase, Pacific owns 13,593,430 Shares, or approximately 60.13% of the outstanding Shares.

        Syd Ghermezian is a Canadian citizen. He is the manager of Pacific. His principal occupation is as an investor, with emphasis in real estate and financial instruments, including stocks and bonds, and he conducts these investment activities in part through Pacific. He has maintained this principal occupation for the past five years. His principal business address is 9440 West Sahara Avenue, Suite 240, Las Vegas, NV 89117. Mr. Ghermezian has not been convicted in any criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has he been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Section 9—Source and Amount of Funds

        We will need $13,519,569 to purchase all Shares not currently owned by us in the Offer and an additional approximately $191,000 to pay related fees and expenses. We have had discussions with several banks about potentially obtaining financing for some or all of the Offer. We have not yet entered into any agreement with respect to any such financing and we may elect to fund the Offer entirely with our cash on hand, which includes cash and cash equivalents. Our cash and cash equivalents would provide sufficient financial resources to enable us to pay for the Shares subject to the Offer and related fees and expenses. The Offer is not contingent on securing financing from any other sources.

Section 10—Possible Effects of the Offer on the Market for the Shares; OTC Bulletin Board Quotation and Exchange Act Registration

        The purchase of Shares by us pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

Possible Effects of the Offer on the Market for the Shares

        The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        Trading in the Shares will cease upon consummation of the short-form merger previously described above or upon tender of all outstanding Shares.

OTC Bulletin Board Quotation

        The Shares are not listed or traded on the NASDAQ or on any national exchange. The Shares are over-the-counter ("OTC") securities quoted on the OTC Bulletin Board, a regulated quotation service that displays real-time quotes, last-sale prices, and volume information for OTC securities. The OTC Bulletin Board is not a listing service, market, or exchange. To be eligible for quotation on the OTC Bulletin Board, issuers must remain current in their filings with the Commission or applicable regulatory authorities. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are no longer eligible for quotation on the OTC Bulletin Board, the market for Shares may be adversely affected.

Exchange Act Registration

        The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Platinum upon application to the Commission if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares. If deregistration should occur, then, as indicated above, the Shares may no longer be eligible for quotation on the OTC Bulletin Board.

        Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Platinum to is shareholders and to the Commission and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with shareholders' meetings or actions in lieu of a shareholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to shareholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Platinum. Furthermore, the ability of "affiliates" of Platinum and persons holding "restricted securities" of Platinum to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated.

        We may cause Platinum to apply for termination of registration of the Shares under the Exchange Act after consummation of the Offer if the requirements for termination of registration are met.

Section 11—Fees and Expenses

        Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Neither Platinum nor any of its officers and employees has been or will be employed to render services in connection with the Offer.

        We have retained BNY Mellon Shareowner Services, as the Depositary and the Information Agent, in connection with the Offer. As compensation for acting as the Depositary and the Information Agent in connection with the Offer, BNY Mellon Shareowner Services will receive reasonable and customary compensation for its services and will also be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. As the Information Agent, BNY Mellon Shareowner Services may contact holders of Shares by mail, telephone, facsimile, e-mail and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

        Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

        The following is an estimate of fees and expenses to be incurred by us in connection with the Offer (in thousands):

Advertising	$15
Filing Fees	$1
Depositary and Information Agent	$25
Legal, Printing and Miscellaneous	$150

Total	$191

Section 12—Conditions to the Offer

        Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend, amend, and terminate the Offer at any time in our sole discretion, we shall not be required to accept for payment, purchase or pay for, subject to any applicable rule and regulation of the Commission, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of, or, subject to the restriction referred to above, the payment for, any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Offer), and may terminate the Offer as to any Shares not then paid for, if at any time on or after May 26, 2011 and prior to the expiration of the Offer, any of the following events shall occur:

          (a)   there shall have been validly tendered and not withdrawn before the Offer expires Shares that constitute, together with the number of Shares currently owned by Pacific, at least ninety percent (90%) of the outstanding Shares (including Shares purchased through exercise of outstanding stock options, but excluding Shares held in treasury) immediately prior to the expiration of the Offer;

          (b)   there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our subsidiaries or affiliates or the consummation by us or any of our subsidiaries or affiliates of any short-form merger or other business combination involving Platinum, (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or any short-form merger or other business combination involving

  Platinum, (iii) seeking to restrain or prohibit the exercise of our full rights of ownership or operation by us or any of our subsidiaries or affiliates of all or any portion of our business or assets or that of Platinum or any of our or Platinum's respective subsidiaries or affiliates or to compel us or any of our subsidiaries or affiliates to dispose of or hold separate all or any portion of our business or assets or that of Platinum or any of our or Platinum's respective subsidiaries or affiliates, (iv) seeking to impose or confirm limitations on our ability or that of any of our subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by us or any of our subsidiaries or affiliates on all matters properly presented to Platinum's shareholders, (v) seeking to require divestiture by us or any of our subsidiaries or affiliates of any Shares, (vi) seeking any material diminution in the benefits expected to be derived by us or any of our subsidiaries or affiliates as a result of the transactions contemplated by the Offer or any short-form merger or other business combination involving Platinum or (vii) that otherwise, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Platinum or any of its subsidiaries or the value of the Shares to us or any of our subsidiaries or affiliates;

          (c)   any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer, the acceptance for payment of or payment for Shares or any short-form merger or other business combination involving Platinum, by any court, government or governmental authority or agency, domestic, foreign or supranational, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (b) above;

          (d)   there occurs (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange, including the OTC Bulletin Board, (ii) any decline in any of the Dow Jones Industrial Average, the S&P 500 Index or the OTC Bulletin Board-100 Index by an amount in excess of 15%, measured from May 26, 2011, (iii) any change in the general political, market, economic or financial conditions in the U.S. or abroad that, in our reasonable judgment, might have a material adverse effect on the business, financial condition, assets, liabilities, operations, results of operations or prospects of Platinum or any of its subsidiaries, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S., (v) any extraordinary limitation by any governmental authority that affects the extension of credit in the U.S., (vi) the commencement or escalation of war, armed hostilities or other international or national calamity directly or indirectly involving the U.S. or any attack on, outbreak or act of terrorism involving the U.S., or (vii) in the case of any of the foregoing existing on May 26, 2011, a material acceleration or worsening thereof;

          (e)   any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of Platinum or any of its subsidiaries or we become aware of any facts that, in our reasonable judgment, are or may be materially adverse to Platinum or any of its subsidiaries or have or may have material adverse significance with respect to either the value of Platinum or any of its subsidiaries or the value of the Shares to us or any of our subsidiaries or affiliates;

          (f)    (i) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including Platinum or any of its subsidiaries), or has been publicly disclosed, or we otherwise learn that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of Platinum (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Platinum (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission as of April 13, 2011, (ii) any such person or group which, prior to April 13, 2011, had filed such a Schedule with the Commission has acquired or proposes to acquire beneficial ownership of additional shares constituting 1% or more of any class or series of capital stock of Platinum (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares constituting 1% or more of any class or series of capital stock of Platinum (including the Shares), (iii) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving Platinum or (iv) any person has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire Platinum or any assets or securities of Platinum;

          (g)   Platinum or any of its subsidiaries has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance or sale of, (1) any additional Shares (other than the Shares issued pursuant to and in accordance with the terms in effect on April 13, 2011, of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, or (2) any securities or other rights in respect of, in lieu of or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of Platinum, (v) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of Platinum, (vi) altered or proposed to alter any material term of any outstanding security or issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (vii) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of Platinum or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Platinum or any of its subsidiaries or the value of the Shares to us or any of our subsidiaries or affiliates, (ix) entered into or amended any employment, retention, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business or entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some or all of the Shares or the consummation of any short-form merger or other business combination involving Platinum, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) of Platinum or any of its subsidiaries, or we shall have become aware of any such action which was not previously announced or (xi) amended, or authorized or proposed any amendment to, Platinum's certificate of incorporation or bylaws (or other similar constituent documents) or we become aware that Platinum or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, Platinum's certificate of incorporation or bylaws (or other similar constituent documents) which has not been previously disclosed;

          (h)   we become aware (i) that any material contractual right of Platinum or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any material amount of indebtedness of Platinum or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some or all of the Shares or the consummation of any short-form merger or other business combination involving Platinum or (b) of any covenant, term or condition in any instrument or agreement of Platinum or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Platinum or any of its subsidiaries or the value of the Shares to us or any of our subsidiaries or affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares or the consummation of any short-form merger or other business combination involving Platinum);

          (i)    we or any of our affiliates enters into a definitive agreement or announces an agreement in principle with Platinum providing for a merger or other business combination with Platinum or any of its subsidiaries or the purchase of securities or assets of Platinum or any of its subsidiaries, or we and Platinum reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated; or

          (j)    Platinum or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving Platinum or any of its subsidiaries or the purchase of securities or assets of Platinum or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a "lock-up" device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of Platinum or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase.

        All conditions to the Offer, other than the receipt of governmental approvals, must be satisfied or waived by us prior to the expiration of the Offer. However, the condition set forth in clause (a) above is not waivable by us. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right prior to the expiration of the Offer, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer. In the event that we become aware that a condition has failed, or will necessarily fail, prior to the expiration of the Offer, we will promptly notify you, which notification may be made by a press release, whether we will waive such condition and proceed with the Offer or terminate the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date of the Offer. All conditions will be satisfied or waived on or prior to the expiration of the Offer. See "—Section 1—Terms of the Offer; Expiration Date".

        If the Offer is terminated pursuant to any of the foregoing provisions, all tendered Shares not already accepted for payment shall forthwith be returned to the tendering shareholders.

Section 13—Certain Legal Matters

Requirements for a Merger

        Following the consummation of the Offer, if we own at least 90% of the outstanding Shares, we will cause Platinum to consummate, as soon as reasonably practicable, a short-form merger in which all outstanding Shares not owned by us will be converted into the right to receive cash in an amount equal to the price per Share paid in the Offer, subject to applicable withholding of U.S. federal, state and local taxes and without interest. Under Delaware law, if we own at least 90% of the outstanding Shares, we will be able to effect a short-form merger under the short-form merger provisions of Delaware law without a vote of, or prior notice to, Platinum's Board of Directors or shareholders.

Regulatory Approval

        Except as described in this section, based on a review of publicly available filings by Platinum with the Commission and a review of certain information furnished by Platinum to us in the normal course of our business dealings, we are not aware of any license, franchise or regulatory permit that is material to the business of Platinum that would be materially adversely affected by our acquisition of Shares pursuant to the Offer, or of any material filing, approval or other action by or with any governmental authority or regulatory agency that would be required for the purchase of Shares pursuant to the Offer or of our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "—State Takeover Laws." While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to Platinum's business or that certain parts of Platinum's business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, we may decline to accept for payment or pay for any Shares tendered.

State Takeover Laws

        A number of states (including Delaware, where Platinum is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, shareholders, principal executive offices or principal places of business therein.

        Section 203 of the DGCL prevents certain "business combinations" with an "interested shareholder" (generally, any person who owns or has the right to acquire fifteen percent (15%) or more of a corporation's outstanding voting stock) for a period of three (3) years following the time such person became an interested shareholder, unless the corporation's shares are not listed on a national securities exchange or the corporation's shares are not held of record by more than 2,000 holders. Section 203 does not apply to a business combination between Platinum and us because the Shares are (i) traded on the OTC Bulletin Board, which is not a national securities exchange, and (ii) based on our review of Platinum's list of holders of record of Shares, held of record by fewer than 2,000 shareholders.

        We have not attempted to comply with any other state takeover statutes in connection with the Offer. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the transactions contemplated thereby, and nothing in the Offer nor any action taken in connection therewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or by delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See "—Section 12—Conditions of the Offer."

Antitrust

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules that have been promulgated under the HSR Act by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Platinum or us. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. We do not believe that the purchase of Shares pursuant to the Offer will result in a violation of any antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Section 14—Miscellaneous

        The Offer is being made to all holders of Shares. We are not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, we will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of us not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the Commission a tender offer statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer, including the information required by Schedule 13E-3. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in "—Section 7—Certain Information Concerning Platinum."

Pacific International Group Holdings LLC
Offer to Purchase Dated May 26, 2011

 SCHEDULE A

GENERAL CORPORATION LAW OF DELAWARE
SECTION 262 APPRAISAL RIGHTS

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

        Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each Platinum shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

The Depositary for the Offer is:

BNY Mellon Shareowner Services

By Mail:	By Hand or Overnight Courier:
BNY Mellon Shareowner Services Attn: Corporate Actions Dept., 27th Floor P.O. Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services Attn: Corporate Actions Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

Banks and Brokers Call Collect: 201-680-6676
All Others Call Toll-Free: 866-277-8134

        Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
Banks and Brokers Call Collect: 201-680-6676
All Others Call Toll-Free: 866-277-8134

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
TABLE OF CONTENTS
SUMMARY TERM SHEET
SPECIAL FACTORS
INTRODUCTION
THE OFFER
  SCHEDULE A
GENERAL CORPORATION LAW OF DELAWARE SECTION 262 APPRAISAL RIGHTS
BNY Mellon Shareowner Services
BNY Mellon Shareowner Services 480 Washington Boulevard, 27th Floor Jersey City, NJ 07310 Banks and Brokers Call Collect: 201-680-6676 All Others Call Toll-Free: 866-277-8134